Exhibit b(1)

EXECUTION VERSION

dated 15 JANUARY 2024

VNET GROUP LIMITED
(世紀互聯集團有限公司)

as Company

CNCB (HONG KONG) INVESTMENT LIMITED

as Arranger

CNCB (HONG KONG) INVESTMENT LIMITED

as Facility Agent

and

CNCB (HONG KONG) INVESTMENT LIMITED

as Security Agent

CNH200,000,000 TERM Facility Agreement

(WITH INCREASE OPTION)

Baker & McKenzie
14th Floor, One Taikoo Place
979 King's Road, Quarry Bay
Hong Kong SAR

香港鰂魚涌英皇道979號
太古坊一座14樓

www.bakermckenzie.com

Contents

Clause	Page

1.	Definitions and interpretation	3

2.	The Facilities	24

3.	Purpose	26

4.	Conditions of Utilisation	27

5.	Utilisation	28

6.	Repayment	29

7.	Prepayment and cancellation	30

8.	Interest	36

9.	Interest Periods	37

10.	Fees	38

11.	Tax gross-up and indemnities	38

12.	Increased Costs	42

13.	Mitigation by the Lenders	43

14.	Other indemnities	44

15.	Costs and expenses	46

16.	Guarantee and indemnity	46

17.	Representations	49

18.	Information Undertakings	56

19.	Financial Covenants	63

20.	General Undertakings	64

21.	Property Undertakings	78

22.	Events of Default	81

23.	Changes to the Lenders	87

24.	Changes to the Transaction Obligors	92

25.	Role of the Administrative Parties	92

26.	Application of proceeds	108

27.	Conduct of business by the Finance Parties	109

28.	Sharing among the Finance Parties	110

29.	Payment mechanics	111

i

Contents

30.	Set-off	114

31.	Notices	114

32.	Calculations and certificates	117

33.	Partial invalidity	117

34.	Remedies and waivers	117

35.	Amendments and waivers	117

36.	Confidential Information	119

37.	Counterparts	123

38.	Bail-In	123

39.	Governing law	124

40.	Enforcement	124

ii

THIS AGREEMENT is dated 15 January 2024 and made

BETWEEN

(1)	VNET GROUP LIMITED (世紀互聯集團有限公司), a company with limited liability incorporated under the laws of Hong Kong, with business registration number 38031227 and registered office at 37/F, Tower 1, Metroplaza, No 223, Hing Fong Road, Kwai Fong, NT, Hong Kong (the "Company");

(2)	VNET GROUP, INC., an exempted company incorporated under the laws of Cayman Islands with limited liability, with registration number 232198 and registered office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, KY1-1104, Cayman Islands (the "Parent");

(3)	CNCB (HONG KONG) INVESTMENT LIMITED as arranger (in this capacity, the "Arranger");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as original lenders (in this capacity, the "Original Lenders");

(5)	CNCB (HONG KONG) INVESTMENT LIMITED as facility agent (in this capacity, the "Facility Agent"); and

(6)	CNCB (HONG KONG) INVESTMENT LIMITED as security agent and trustee for the Secured Parties (in this capacity, the "Security Agent").

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Agreement:

"2026 Convertible Notes" means the 0.00% convertible senior notes due 2026 issued by the Parent in accordance with the indenture dated 26 January 2021 (as amended and supplemented by a supplemental indenture dated 20 April 2021) between the Parent as issuer and Citicorp International Limited as trustee.

"Account Bank" means:

(a)	China CITIC Bank International Limited; or

(b)	any person who becomes account bank of the IRA in accordance with Clause 20.18 (IRA).

"Accounting Principles" means:

(a)	in relation to the Parent, the generally accepted accounting principles in the US;

(b)	in relation to the Company, the Hong Kong Financial Reporting Standard for Private Entities issued by the Hong Kong Institute of Certified Public Accountants from time to time; and

(c)	in relation to each PRC Guarantor, the generally accepted accounting principles in the PRC.

"Administrative Party" means:

(a)	the Facility Agent;

(b)	the Security Agent; or

(c)	the Arranger.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Anti-Corruption Laws" means the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and other similar legislation in Hong Kong, the PRC or other jurisdictions.

"Anti-Terrorism Law" means the US Patriot Act, the US Money Laundering Control Act of 1986 (18 USC sect. 1956), the US Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued 23 September 2001, as amended by Order 13268 (the "Executive Order") or any similar law enacted in the United States, any member nation of the European Union, the United Nations, Hong Kong, the PRC or other jurisdictions.

"Assignment Agreement" means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor, assignee and the Facility Agent.

"Assumed Commitment" has the meaning given to that term in Clause 2.2 (Increase).

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling three Months after the date of this Agreement.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans under that Facility that are due to be made on or before the proposed Utilisation Date.

"Available Facility" means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

"Beijing ProjectCo" means 北京一成泰和科技有限公司, a company incorporated under the laws of the PRC with uniform social credit number 91110302697692341Q and registered address at 北京市北京经济技术开发区博兴六路18号院1号楼1层101.

"Beijing Property" means the property located at 北京市经济技术开发区南部新区X62街区.

"Bold Ally Facility Agreement" means the facility agreement dated 19 August 2021 between Bold Ally (Cayman) Limited as lender, Gentao Capital Limited as borrower and Beacon Capital Group Inc., Fast Horse Technology Limited, Sunrise Corporate Holding Ltd. and Mr. Chen as guarantors.

"Budget" means, in relation to a ProjectCo for any financial quarter, the operating budget in agreed form of that ProjectCo delivered by the Company to the Facility Agent in respect of that financial quarter pursuant to Clause 18.5 (Budget).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and (in relation to any payment or purchase of USD) New York City.

"BX 2027 Note" means a note issued pursuant to the investment agreement referred to in paragraph (b) of the definition of "BX Finance Document".

"BX Finance Document" means:

(a)	the investment agreement dated 22 June 2020 between the Parent, Vector HoldCo Pte. Ltd., BTO Vector Fund ESC (CYM) L.P., BTO Vector Fund FD (CYM) L.P and Blackstone Tactical Opportunities Fund – FD (Cayman) – NQ L.P.;

(b)	the investment agreement dated 28 January 2022 between the Parent, Vector HoldCo Pte. Ltd., BTO Vector Fund FD (CYM) L.P. and Blackstone Tactical Opportunities Fund – FD (Cayman) – NQ L.P.; or

(c)	a BX 2027 Note.

"Cash Pool" means the two-way cross-border RMB cash pool established by 上海原序科技有限公司 as pool leader (主办单位), VNET New Infrastructure Engineering (Group) Limited as offshore pool member and 北京中顺永峰投资顾问有限公司 as onshore pool member with 平安银行股份有限公司上海分行 as settlement bank.

"Cash Pool Document" means the 平安银行现金管理综合服务协议 dated 1 December 2020 between 上海原序科技有限公司 and 平安银行股份有限公司上海分行 relating to the cash pool referred to in the definition of "Cash Pool".

"Casualty Event" means a fire, collapse, subsidence, earthquake damage, flood or any other casualty or event which damages all or a substantial part of any Property.

"Casualty Proceeds" means all of the proceeds or awards in respect of any Casualty Event occurring in relation to any Property including any insurance proceeds.

"Charged Property" means all of the assets of any Obligor which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Code" means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

"Commitment" means a Facility A Commitment or a Facility B Commitment.

"Companies Ordinance" means the Companies Ordinance (Cap. 622 of the Laws of Hong Kong).

"Compliance Certificate" means a certificate delivered pursuant to Clause 18.2 (Compliance Certificate) and signed by a director of the Parent substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or any other form agreed between the Facility Agent and the Company.

"Condemnation Event" means a temporary or permanent taking by any Governmental Agency as a result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

"Condemnation Proceeds" means any compensation, damages, award or proceeds received or recovered by or on behalf of Project Co or any other member of the Group in respect of any Condemnation Event.

"Confidential Information" means all information relating to the Company, any Transaction Obligor, the Group, the Transaction Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidential Information);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Facility Agent.

"Default" means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee or co-agent appointed by the Security Agent.

"Disbursement Account" means the US dollar denominated account with account number 744-152047901 in the name of and maintained by the Company with the Account Bank (including any renewal or redesignation thereof).

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with any Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law, regulation or practice in any jurisdiction in which any member of the Group conducts business which relates to:

(a)	the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants; or

(b)	the creation, storage, handling and disposal of industrial waste and hazardous substances.

"Environmental Permit" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"Equity Interest" means, in relation to any person:

(a)	any shares of any class or capital stock of or equity interest in such person or any depositary receipt in respect of any such shares, capital stock or equity interest;

(b)	any securities convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such securities; or

(c)	any option, warrant or other right to acquire any such shares, capital stock, equity interest, securities or depositary receipts referred to in paragraphs (a) and/or (b) above.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Existing Litigation" means the legal proceedings commenced by Michael Semerak against, among others, the Parent and Mr. Chen at the New York Southern District Court with case number 1:23-CV-11187.

"Facility" means Facility A or Facility B.

"Facility A" means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2 (The Facilities).

"Facility A Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Facility A Commitments" in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Lender" means a Lender under Facility A.

"Facility A Loan" means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility B" means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2 (The Facilities).

"Facility B Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading "Facility B Commitments" in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Lender" means a Lender under Facility B.

"Facility B Loan" means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility Office" means, in respect of a Lender, the office or offices notified by that Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

"Fee Letter" means any letter or letters referring to this Agreement or a Facility between one or more of the Administrative Parties and the Company setting out any of the fees referred to in Clause 10 (Fees).

"Finance Document" means:

(a)	this Agreement;

(b)	the PRC Guarantee;

(c)	any Transaction Security Document;

(d)	any PRC Subordination Agreement;

(e)	the Mr. Chen Undertaking;

(f)	any Fee Letter;

(g)	any Utilisation Request;

(h)	any Increase Confirmation; or

(i)	any other document designated as such by the Facility Agent and the Company.

"Finance Lease" means any lease or hire purchase contract a liability under which would, in accordance with the Accounting Principles in force on the date of this Agreement, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with the Accounting Principles in force prior to the adoption of IFRS 16, have been treated as an operating lease).

"Finance Party" means the Facility Agent, the Arranger, the Security Agent or a Lender.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowing under the Accounting Principles;

(j)	the amount of any liability under an advance or deferred purchase agreement if:

(i)	one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question; or

(ii)	the agreement is in respect of the supply of assets or services and payment is due more than six Months before or after the date of supply;

(k)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles; and

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).

"Funds Flow Statement" means, in relation to a Utilisation, the statement issued by the Company showing the funds flow on the Utilisation Date of that Utilisation (including the borrowing and lending of money pursuant to this Agreement).

"Group" means the Parent and its Subsidiaries from time to time for the time being.

"Group Structure Chart" means the structure chart provided pursuant to Clause 4.1 (Initial conditions precedent).

"HoldCo" means 北京世纪互联宽带数据中心有限公司, a company incorporated under the laws of the PRC with uniform social credit number 9111010578615131XD and registered address at 北京市朝阳区酒仙桥路东路1号院5号楼3层.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"Hong Kong" means the Hong Kong Special Administrative Region of the PRC.

"IDC Licence" means a value-added telecommunication licence issued or granted by the Ministry of Industry and Information Technology of the PRC or its local counterparts in respect of the operation of an internet data centre business in the PRC.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 6 (Form of Increase Confirmation).

"Increase Date" has the meaning given to that term in Clause 2.2 (Increase).

"Increase Lender" has the meaning given to that term in Clause 2.2 (Increase).

"Increase Notice" has the meaning given to that term in Clause 2.2 (Increase).

"Increased Commitments" has the meaning given to that term in Clause 2.2 (Increase).

"Increased Costs" has the meaning given to it in Clause 12 (Increased Costs).

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Indirect Tax" means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

"Initial Valuation" means, in relation to a Property, the Valuation of that Property prepared by the Initial Valuer and delivered by the Company to the Facility Agent as a condition precedent under Clause 4.1 (Initial conditions precedent), setting out the open market value of that Property in its then current state.

"Initial Valuer" means Colliers International.

"Insurance" means any contract of insurance required under Clause 21.5 (Insurances).

"Insurance Proceeds" means the proceeds of any claim under the Insurances.

"Intellectual Property" means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Obligor or member of the Group (which may now or in the future subsist).

"Intercompany Liabilities" means, at any time, all present and future liabilities and obligations of any member of the Restricted Group to any other Transaction Obligor or member of the Group or any of their Affiliates (including, without limitation, all Financial Indebtedness and all amount payable or otherwise due by such member of the Restricted Group), (in each case) both actual and contingent and whether incurred solely or jointly, as principal or surety or in any other capacity.

"Intercompany Loan Agreement (Company – WFOE)" means:

(a)	the US$26,000,000 facility agreement (借款协议) dated 1 June 2015 between the Company as lender and WFOE as borrower, as amended and supplemented by a supplemental agreement (补充协议) dated 19 February 2016 between the Company as lender and WFOE as borrower;

(b)	the RMB350,000,000 facility agreement dated 13 November 2015 between the Company as lender and WFOE as borrower, as amended and supplemented by a supplemental agreement (补充协议) dated 22 February 2016 between the Company as lender and WFOE as borrower;

(c)	the RMB102,100,000 facility agreement dated 9 August 2017 between the Company as lender and WFOE as borrower; or

(d)	the RMB160,000,000 facility agreement (借款协议) made between the Company as lender and WFOE as borrower in September 2017.

"Interest Payment" means the aggregate amount of interest that is, or is scheduled to become, payable under any Finance Document.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Interest Rate" means 8.00 per cent. per annum.

"IRA" means the CNH denominated account with account number 744-152047918 in the name of and maintained by the Company with the Account Bank (including any renewal or redesignation thereof).

"Lender" means:

(a)	any Original Lender; or

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a "Lender" in accordance with Clause 2.2 (Increase) or Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

"Legal Reservations" means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, administration, judicial management, moratoria and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction to the extent that they are relevant and applicable; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application and which are set out in the legal opinions delivered to the Facility Agent in connection with any Finance Document.

"Loan" means a Facility A Loan or a Facility B Loan.

"LMA" means the Loan Market Association.

"LTV Ratio" means, on any date, the ratio (expressed as a percentage) of:

(a)	the aggregate amount of the Loans;

to

(b)

(i)	(if the conditions set out in paragraph 3 of Part II of Schedule 2 (Conditions Precedent) have been satisfied on the date of determination) the aggregate of the then open market values of the Properties; or

(ii)	(if the conditions set out in paragraph 3 of Part II of Schedule 2 (Conditions Precedent) have not been satisfied on the date of determination) the then open market value of the Beijing Property,

in each case, as set out in the most recent Valuation(s) obtained by or provided to the Facility Agent pursuant to Clause 18.4 (Valuations).

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction).

"Make Whole Period" means, in respect of a Loan, the period from (and including) the Utilisation Date of that Loan to (but excluding) the date falling six Months after the Utilisation Date of that Loan.

"Make Whole Premium" means, in respect of a repayment or prepayment of a Loan (in whole or in part) prior to the date falling six Months after the Utilisation Date of that Loan, an amount equal to the interest (excluding any default interest) which would have been payable on the Loan (or, as the case may be, the relevant part of it) pursuant to Clause 8 (Interest) during the period from the relevant prepayment date to the date falling six months after the Utilisation Date of that Loan.

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Group taken as a whole; or

(b)	the ability of a Transaction Obligor to perform its obligations under the Finance Documents;

(c)	the validity or enforceability of, or the effectiveness or ranking of, any Security granted or purporting to be granted pursuant to any of, the Finance Documents; or

(d)	the rights or remedies of any Finance Party under any of the Finance Documents.

"Material Customer Contract" means, at any time, in relation to a ProjectCo, a customer contract in connection with the managed hosting services provided by that ProjectCo with a contract price:

(a)	of RMB8,000,000 (or its equivalent in other currencies) or more per year; or

(b)	in an amount which ranks within the top five highest contract price contracts in connection with the managed hosting services provided by that ProjectCo (or, in respect of Shanghai ProjectCo, those contracts which are entered into by HoldCo but the managed hosting services were provided by Shanghai ProjectCo under the Transfer Pricing Policy) at that time.

"Material Supply Contract" means:

(a)	the electricity supply contract (contract number 1004849099) dated 8 August 2014 between Beijing ProjectCo, HoldCo and 国网北京市电力公司;

(b)	the electricity supply contract dated 25 January 2021 between Shanghai ProjectCo, and 国网上海市电力公司;

(c)	the purchase agreement (采购合同书) (contract number V6141603P0006) dated 1 March 2016 between Beijing ProjectCo and 神州数码信息服务股份有限公司北京分公司;

(d)	the purchase order (reference number: V202305P0274) between Shanghai ProjectCo and 维谛技术有限公司;

(e)	the purchase order (reference number: V4202308P0442) between Shanghai ProjectCo and 神州数码系统集成服务有限公司;

(f)	the purchase order (reference number: V4202305P0270) between Shanghai ProjectCo and 施耐德电气信息技术（中国）有限公司;

(g)	the purchase order (reference number: STC-96183 V4202112P0980) between Shanghai ProjectCo and 上海磊诺安防技术服务有限公司; or

(h)	any other supply contract in connection with supply of products or services to a ProjectCo with a contract price of RMB8,000,000 (or its equivalent in other currencies) or more per year.

"Maximum LTV Ratio" means 50 per cent.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(a)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(b)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mr. Chen" means Mr. Chen Sheng (陈升), holder of PRC identity card number 110108196807271450.

"Mr. Chen Undertaking" means the deed of undertaking executed or to be executed by Mr. Chen in favour of the Facility Agent.

"Mr. Zhang" means Mr. Zhang Jun (张俊), holder of PRC identity card number 110108196803261474.

"New Lender" has the meaning given to that term in Clause 23 (Changes to the Lenders).

"Obligor" means:

(a)	the Company;

(b)	the Parent;

(c)	a PRC Guarantor; or

(d)	any person who is a party to any Transaction Security Document and who is creating security over any of its assets to secure any obligation of any Obligor in favour of any Secured Party under the Finance Documents.

"Offshore Obligor" means the Company or the Parent.

"Operation Report" means, in respect of a ProjectCo for any financial quarter, the operation report in agreed form on sales and expenditure of that ProjectCo for that financial quarter.

"Original Financial Statements" means:

(a)	in relation to the Parent, the audited consolidated financial statements of the Group for the financial year ended 31 December 2022;

(b)	in relation to each of the Company and WFOE, its audited unconsolidated financial statements for its financial year ended 31 December 2022; and

(c)	in relation to each other Obligor:

(i)	its audited consolidated financial statements for its financial year ended 31 December 2022; and

(ii)	its audited unconsolidated financial statements for its financial year ended 31 December 2022.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Party" means a party to this Agreement.

"Perfection Requirements" means the delivery of physical possession, making or procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents or the Transaction Security created thereunder (and payment of any associated fees, costs or expenses).

"Permitted Parent Facility Agreement" means a facility agreement with the Parent as borrower which complies with the following conditions:

(a)	the principal amount that could be borrowed under such facility agreement does not exceed US$50,000,000 (or its equivalent in other currencies);

(b)	the final repayment date under such facility agreement is not earlier than the Termination Date;

(c)	the proceeds of any loan borrowed under that facility agreement are applied towards financing the repurchase of the 2026 Convertible Notes; and

(d)	the terms and conditions of that facility agreement and any document or agreement supplemental or incidental to that facility agreement or entered into under that facility agreement:

(i)	do not have and are not reasonably likely to have a material adverse effect on the interest of the Finance Parties under the Finance Documents; or

(ii)	do not impair the ability of any Transaction Obligor to enter into or perform its obligations under the Transaction Documents to which it is a party; and

(b)	it does not benefit from any Security over any Charged Property.

"PRC" means The People's Republic of China (excluding, only for the purposes of the Finance Documents, Hong Kong, Macau Special Administrative Region and the Taiwan area).

"PRC Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in the PRC.

"PRC Guarantee" means the PRC law governed guarantee made or to be made on or about the date of this Agreement between the PRC Guarantors as guarantors and the Security Agent.

"PRC Guarantor" means:

(a)	WFOE;

(b)	VIECo;

(c)	HoldCo; or

(d)	a ProjectCo.

"PRC Subordination Agreement" means:

(a)	a PRC law governed subordination agreement between HoldCo as subordinated creditor, the ProjectCos as subordinated debtors and the Security Agent; or

(b)	any PRC law governed subordination agreement entered into between a member of the Group as subordinated creditor, a ProjectCo as subordinated debtor and the Security Agent after the date of this Agreement in respect of any Intercompany Liabilities owing by that ProjectCo.

"ProjectCo" means Beijing ProjectCo or Shanghai ProjectCo.

"Property" means the Beijing Property or the Shanghai Property.

"Quarter Date" means 31 March, 30 June, 30 September or 31 December of each calendar year.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Related Fund" in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security expressed to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

"Relevant Market" means the Hong Kong interbank market.

"Relevant Proceeds" means Casualty Proceeds, Condemnation Proceeds or Insurance Proceeds.

"Repeating Representations" means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement) and Clauses 17.9 (No Default) to 17.29 (Sanctions).

"Required IRA Balance" means, on any day, the amount equal to the aggregate amount of interest to be accrued on the Loans for the immediately following three Months from and including that date, determined by reference to the aggregate amount of the Loans that are outstanding on that date and assuming no repayment or prepayment of any Loan during that three-Month period other than scheduled repayments of principal in accordance with Clause 6 (Repayment).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Restricted Group" means the Company and the ProjectCos.

"SAFE" means the State Administration of Foreign Exchange of the PRC (including its successors), or, as applicable, its local branch.

"SAMR" means the relevant local branch of State Administration for Market Regulation of the PRC.

"Sanctions" means:

(a)	United Nations sanctions imposed pursuant to any United Nations Security Council Resolution;

(b)	US sanctions administered by the Office of Foreign Assets Control of the US Department of the Treasury or any other US Government authority or department;

(c)	European Union ("EU") restrictive measures implemented pursuant to any EU Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the EU's Common Foreign and Security Policy;

(d)	United Kingdom sanctions adopted by the Terrorist-Asset Freezing etc. Act 2010 or other legislation and statutory instruments enacted pursuant to the United Nations Act 1946 or the European Communities Act 1972 or enacted by or pursuant to other laws;

(e)	sanctions imposed by any Governmental Agency of Hong Kong or the PRC or pursuant to any laws or regulations of Hong Kong or the PRC; and

(f)	any other sanctions laws and regulations applicable to any Party or any of its Affiliates.

"SDHS Escrow Account" means:

(a)	the account with account number 28880121303571 in the name of and maintained by the Company with Shanghai Pudong Development Bank Co., Ltd (incorporated in the People's Republic of China with limited liability) Hong Kong Branch; or

(b)	the account with account number 28880221303571 in the name of and maintained by the Company with Shanghai Pudong Development Bank Co., Ltd (incorporated in the People's Republic of China with limited liability) Hong Kong Branch.

"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under each Finance Document.

"Secured Party" means each Finance Party, any Receiver or Delegate.

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Property" means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as agent and/or trustee for the Secured Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as agent and/or trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as agent and/or trustee for the Secured Parties; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as agent and/or trustee for the Secured Parties.

"Shanghai ProjectCo" means 上海互江松联科技有限公司, a company incorporated under the laws of the PRC with uniform social credit number 91310117MA1J3A3B95 and registered address at 上海市松江区思贤路3255号51幢116室.

"Shanghai Property" means the property located at 上海市松江区思贤路3655号.

"Shanghai Property Mortgage" means the PRC law governed mortgage in respect of the Shanghai Property executed or to be executed by Shanghai ProjectCo in favour of the Security Agent.

"Specified Time" means a day or time determined in accordance with Schedule 8 (Timetables).

"Subsidiary" means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to such term in Clause 11.1 (Definitions).

"Termination Date" mean the date falling 364 days after the first Utilisation Date, and if such day is not a Business Day, the preceding Business Day.

"Third Parties Ordinance" means the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong).

"Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being CNH200,000,000 at the date of this Agreement.

"Total Facility A Commitments" means the aggregate of the Facility A Commitments, being CNH200,000,000 at the date of this Agreement.

"Total Facility B Commitments" means the aggregate of the Facility B Commitments, being CNH0 at the date of this Agreement.

"Transaction Document" means:

(a)	a Finance Document;

(b)	a Material Supply Contract;

(c)	a VIE Document;

(d)	an Intercompany Loan Agreement (Company – WFOE);

(e)	the Cash Pool Document;

(f)	the Voting and Consortium Agreement; or

(g)	any other document designated as such by the Lender and the Company.

"Transaction Obligor" means:

(a)	an Obligor;

(b)	Mr. Chen; or

(c)	Mr. Zhang.

"Transaction Party" means:

(a)	a Transaction Obligor;

(b)	上海原序科技有限公司;

(c)	VNET New Infrastructure Engineering (Group) Limited;

(d)	北京中顺永峰投资顾问有限公司;

(e)	GenTao Capital Limited;

(f)	Fast Horse Technology Limited;

(g)	Sunrise Corporate Holding Ltd.; or

(h)	Personal Group Limited.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

"Transaction Security Document" means:

(a)	each of the documents listed as being a Transaction Security Document in paragraph 2(b) of Part I of Schedule 2 (Conditions Precedent);

(b)	the Shanghai Property Mortgage;

(c)	the pledge over equity interests of Shanghai ProjectCo;

(d)	any other document creating, evidencing or expressed to create or evidence Security over all or any part of its assets to secure the obligations of any of the Transaction Obligors under any of the Finance Documents; or

(e)	any other document designated as such by the Security Agent and the Company.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Transfer Pricing Policy" means the 定价转移报告 of the Group.

"Trustee Ordinance" means the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong).

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US" or "United States" means the United States of America.

"US Dollar Amount" means, in relation to an amount in CNH, that amount converted into a US dollar amount at the rate of exchange for CNH per US dollar published by the Treasury Markets Association on the Thomson Reuters screen page <CNHFIX> (or any replacement Thomson Reuters page which displays that rate) at 11:30 a.m. on the relevant date of determination.

"US Tax Obligor" means:

(a)	the Company, if it is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

"Utilisation" means a utilisation of a Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the relevant form set out in Schedule 3 (Request).

"Valuation" means, in relation to a Property, a valuation of that Property by the Valuer, addressed to the Facility Agent and prepared on the basis of the open market value of that Property in its then current state and adopting the same valuation methodologies applied in the Initial Valuation of that Property.

"Valuer" means the Initial Valuer, Coldwell Banker Richard Ellis; Cushman & Wakefield; Savills, Colliers International or any other independent professional property appraiser, surveyor or valuer as approved by the Facility Agent (acting on the instructions of the Majority Lenders).

"VIECo" means 北京毅云网络科技有限公司, a company incorporated under the laws of the PRC with uniform social credit number 9111010574332214XF and registered address at 北京市朝阳区酒仙桥路10号京东方科技园内.

"VIE Document" means:

(a)	the RMB7,000,000 loan agreement dated 28 January 2011 between Mr. Chen (as borrower) and WFOE (as lender);

(b)	the RMB3,000,000 loan agreement dated 28 January 2011 between Mr. Zhang (as borrower) and WFOE (as lender);

(c)	the share pledge agreement dated 10 February 2014 between Mr. Chen and WFOE and the share pledge agreement dated 23 February 2011 between Mr. Chen, Mr. Zhang and 程然 (as pledgors), VIECo (as company) and WFOE (as pledgee), as amended and restated by the amended and restated share pledge agreement made between Mr. Chen and Mr. Zhang (as pledgors), VIECo (as company) and WFOE (as pledgee) in 2023;

(d)	the irrevocable power of attorney dated 31 May 2007 executed by Mr. Chen appointing WFOE or a person designated by WFOE as his attorney-in-fact to attend shareholders' meeting of VIECo and exercise all the shareholder's voting rights in respect of the equity interests held by Mr. Chen in VIECo;

(e)	the irrevocable power of attorney dated 31 May 2007 executed by Mr. Zhang appointing WFOE or a person designated by WFOE as his attorney-in-fact to attend shareholders' meeting of VIECo and exercise all the shareholder's voting rights held by WFOE in VIECo;

(f)	the irrevocable power of attorney dated 30 September 2010 executed by WFOE appointing the Company or a person designated by the Company as its attorney-in-fact to attend shareholders' meeting of VIECo and exercise all the shareholder's voting rights in respect of the equity interests held by Mr. Zhang in VIECo;

(g)	the exclusive technical consulting and service agreement dated 19 December 2006 (as amended and supplemented by a supplemental agreement dated 19 December 2016) between WFOE, VIECo and HoldCo relating to the provision of exclusive technical consulting and services by WFOE to VIECo and HoldCo;

(h)	the optional share purchase agreement dated 19 December 2006 (as amended and supplemented by a supplemental agreement dated 19 December 2016 and amended and restated by a restated and amended optional share purchase agreement dated 27 September 2023) between WFOE, VIECo, HoldCo, Mr. Chen and Mr. Zhang;

(i)	the technical service framework agreement (with agreement number V4001501I0002) between WFOE and VIECo; or

(j)	the letter of undertaking dated 30 September 2010 executed by Mr. Chen and Mr. Zhang in favour of WFOE.

"Voting and Consortium Agreement" means the voting and consortium agreement dated 16 November 2023 (as amended and supplemented by a supplemental agreement dated 28 December 2023) between Mr. Chen, GenTao Capital Limited, Fast Horse Technology Limited, Sunrise Corporate Holding Ltd., Personal Group Limited, Success Flow International Investment Limited and Choice Faith Group Holdings Limited.

"Voting Term" has the meaning given to it in the Voting and Consortium Agreement.

"WFOE" means 世纪互联数据中心有限公司, a company incorporated under the laws of the PRC with uniform social credit number 9111000071774738X2 and registered address at 北京市朝阳区酒仙桥路1号院5号楼3层.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any "Administrative Party", the "Arranger", the "Facility Agent", the "Security Agent", any "Finance Party", any "Secured Party", any "Lender", any "Obligor", any "Transaction Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or co-trustee or co-agent in accordance with the Finance Documents;

(ii)	an "amendment" includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (in each case, however fundamental and whether or not more onerous or involving any change in or addition to the parties to any agreement or document) and "amended" shall be construed accordingly;

(iii)	"assets" includes present and future properties, revenues and rights of every description;

(iv)	"disposal" includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal (including pursuant to a plan of division), whether voluntary or involuntary and "dispose" shall be construed accordingly;

(v)	a "Finance Document", a "Transaction Document", or any other agreement or instrument is a reference to that Finance Document, that Transaction Document or other agreement or instrument as amended;

(vi)	a "group of Lenders" includes all the Lenders and a "group of Finance Parties" includes all the Finance Parties;

(vii)	"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);

(viii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a Lender's "participation" in a Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and the Lender's rights under this Agreement in respect thereof;

(x)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiii)	a time of day is a reference to Hong Kong time.

(b)	Clause and Schedule headings are for ease of reference only and do not affect the interpretation of this Agreement.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	Where this Agreement specifies an amount in a given currency (the "specified currency"), "or its equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilising the Facility Agent's spot rate of exchange (or, if the Facility Agent does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Facility Agent (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(e)	A Default (other than an Event of Default) being "continuing" means that it has not been remedied or waived in writing, and an Event of Default being "continuing" means that it has not been waived in writing.

1.3	Currency symbols and definitions

(a)	"CNH" means Renminbi, the lawful currency of the PRC for the time being, which is, for the purpose of the Finance Documents, deposited, remitted or settled outside of the PRC.

(b)	"US$", "USD" and "US dollars" denote the lawful currency of the US.

(c)	"Renminbi" and "RMB" denotes the lawful currency of the PRC.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Third Parties Ordinance to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Subject to Clause 35.4 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver or Delegate may, subject to this Clause 1.4, rely on any clause of this Agreement which expressly confers rights on it.

2.	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement:

(a)	the Facility A Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	the Facility B Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Increase

(a)	Subject to paragraphs (b) to (d), at any time prior to the date falling two Months after the date of this Agreement, the Company may by giving not less than five Business Days' prior notice to the Facility Agent (an "Increase Notice") request that the Commitments of any or all of the Facilities be increased (and the Commitments of such Facility or Facilities shall be so increased) and that:

(i)	the Company may not issue more than two Increase Notices;

(ii)	the Facility B Commitments shall only be increased if the Total Facility A Commitments is not less than CNH540,000,000 as at the Increase Date;

(iii)	the Increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets selected by the Arranger and agreed to by the Company (each an "Increase Lender"), each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of such Increased Commitments which it is to assume (the "Assumed Commitment" of such Increase Lender), as if it had been an Original Lender (for the avoidance of doubt, the aggregate Assumed Commitments of all of the Increase Lenders shall be equal to such Increased Commitments);

(iv)	each of the Company and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Company and that Increase Lender would have assumed and/or acquired had that Increase Lender been an Original Lender (with the Assumed Commitment so assumed by it, in addition to any other Commitment which that Increase Lender may otherwise have in accordance with this Agreement);

(v)	each Increase Lender shall become a Party as a "Lender" (with the Assumed Commitment so assumed by it, in addition to any other Commitment which that Increase Lender may otherwise have in accordance with this Agreement), and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had that Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any such increase in the Commitments shall take effect on the later of:

(A)	the date specified by the Company in such Increase Notice; or

(B)	the date on which the conditions set out in paragraph (c) below are satisfied in respect of such increase

(such later date being the "Increase Date"),

and for the purpose of this paragraph (a):

"Increased Total Commitments" means the Total Commitments as increased in accordance with this paragraph (a).

"Increased Commitments" means the difference between the amount of the Increased Total Commitments and the amount of the Total Commitments as at the date of this Agreement.

(b)	An increase in Commitments pursuant to paragraph (a) will only be effective on the execution by the Facility Agent of each Increase Confirmation that has been executed by each Increase Lender (setting out the Assumed Commitment which such Increase Lender is assuming in accordance with paragraph (a)). The Facility Agent is not obliged to execute an Increase Confirmation unless:

(i)	the US Dollar Amount of the proposed Increased Total Commitments is not more than US$100,000,000 as at the proposed Increase Date;

(ii)	the Increase Confirmation is delivered to the Facility Agent not less than five Business Days prior to the proposed Increase Date specified in the Increase Notice; and

(iii)	in relation to an Increase Lender which is not a Lender immediately prior to such increase in Commitments, the Facility Agent being satisfied that it has completed all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption by such Increase Lender of its Assumed Commitment.

(c)	Each Increase Lender, by executing an Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document on or prior to the date on which the increase in Commitments (to which such Increase Confirmation relates) becomes effective.

(d)	Clause 23.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to each of the Lenders immediately prior to the effectiveness of the applicable increase in Commitments or the assumption of any Assumed Commitment by such Increase Lender;

(ii)	the "New Lender" were references to that Increase Lender; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.3	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party's participation in a Facility or its role under a Finance Document (including any such amount payable to the Facility Agent or the Security Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

3.	Purpose

3.1	Purpose

The Company shall apply all amounts borrowed by it under each Facility towards:

(a)	financing the repurchase of the 2026 Convertible Notes and the payment of any other outstanding amount under the 2026 Convertible Notes;

(b)	financing the payment of fees and expenses incurred by any Obligor in connection with the Facility (including all fees payable under Clause 10 (Fees) and all costs and expenses payable under Clause 15 (Costs and expenses)); and

(c)	funding of the IRA in an amount up to the Required IRA Balance as at each Utilisation Date.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Company may not deliver a Utilisation Request unless the Facility Agent has received (or waived receipt of) all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in respect of a proposed Loan if on the date of the relevant Utilisation Request and on the relevant proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

(c)	the Facility Agent has received (or waived receipt of):

(i)	evidence that the credit balance of the IRA Balance will not be less than the applicable Required IRA Balance (after taking into account the proposed Loan) on the proposed Utilisation Date; and

(ii)	the Funds Flow Statement in respect of each Utilisation to be made on the proposed Utilisation Date;

(d)	(in the case of each proposed Facility A Loan) the amount of the proposed Facility A Loan will not result in:

(i)	the ratio (expressed as a percentage) of the aggregate amount of the Facility A Loans to the open market value of the Beijing Property as set out in the Initial Valuation becoming more than 50%; or

(ii)	the aggregate US Dollar Amount of the Facility A Loans becoming more than US$75,000,000;

(e)	(in the case of each proposed Facility B Loan) the amount of the proposed Facility B Loan will not result in:

(i)	the ratio (expressed as a percentage) of the aggregate amount of the Facility B Loans to the open market value of the Shanghai Property as set out in the Initial Valuation becoming more than 50%; or

(ii)	the aggregate US Dollar Amount of the Facility B Loans becoming more than US$25,000,000; and

(f)	(in the case of the first proposed Facility B Loan) the Facility Agent has received (or waived receipt of) all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

4.3	Maximum number of Loans

The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)	more than two Loans would have been made under Facility A; or

(b)	more than one Loan would have been made under Facility B.

5.	Utilisation

5.1	Delivery of a Utilisation Request

The Company may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility under which that Loan is to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of that Loan comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period of that Loan complies with Clause 9 (Interest Periods); and

(v)	it irrevocably instructs the Facility Agent to:

(A)	deduct an amount equal to the fees, costs and expenses due from the Company pursuant to this Agreement or any other Finance Document as at the proposed Utilisation Date from the proceeds of that Loan and apply such amount towards payment of such fees, costs and expenses; and

(B)	(if the proposed Utilisation Date falls on a date before the date on which all the amounts outstanding under the 2026 Convertible Notes have been repaid and discharged in full) credit the proceeds of that Loan (after deducting the amounts in paragraph (A) above) into the IRA.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be CNH.

(b)	The amount of each proposed Utilisation must be a minimum of CNH100,000,000 and an integral multiple of CNH10,000,000, or, if less, the Available Facility of the relevant Facility or such other amount less than the Available Facility of the relevant Facility as the Facility Agent (acting on the instructions of the Majority Lenders) may agree.

5.4	Lenders' participation

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and Clauses 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Subject to Clause 5.5 (Exception to pro-rata Utilisation), the amount of each Lender's participation in each Loan under a Facility will be equal to the proportion borne by its Available Commitment to the Available Facility of that Facility immediately prior to making the Loan.

(c)	The Facility Agent shall notify each Lender of the amount each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Exception to pro-rata Utilisation

If any Loan under a Facility has been drawn before any Commitment in respect of that Facility has been assumed by a Lender pursuant to Clause 2.2 (Increase), only that Lender (and any other such Lenders) shall be obliged to participate in any further Loans under that Facility until the ratio of the aggregate amount of the Loans under that Facility to the Available Facility of that Facility, is or would (as a result of the proposed Loan under that Facility) be the same as the ratio of the participation in the Loans of each Lender under that Facility to its Available Commitment under that Facility.

5.6	Cancellation of Available Facility

The Commitments of a Facility which, at that time, are unutilised shall be immediately cancelled at 5:00 pm on the last day of the Availability Period.

6.	Repayment

6.1	Repayment of Loans

The Company shall repay each Loan in full on the Termination Date.

6.2	Repayment of amounts outstanding on the Termination Date

Except as specifically provided in the Finance Documents, on the Termination Date each Obligor shall pay all amounts that remain outstanding under the Finance Documents.

6.3	Reborrowing

The Company may not reborrow any part of a Facility which is repaid.

7.	Prepayment and cancellation

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by any Finance Document or to fund, issue or maintain its participation in any Loan or it is or will become unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)	with immediate effect, the Available Commitment of that Lender will be cancelled; and

(c)	to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 7.8 (Right of prepayment and cancellation in relation to a single Lender), the Company shall repay that Lender's participation in all outstanding Loans, together with all other amounts accrued or outstanding under the Finance Documents in relation to that Lender's participation on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2	Mandatory prepayment - Exit, Listing Event and Regulatory Event

(a)	Upon the occurrence of a Change of Control, a Listing Event, a Regulatory Event or a Total Sale:

(i)	the Company shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	no Lender shall be obliged to fund a Utilisation; and

(iii)	if any Lender so requires and notifies the Facility Agent, the Facility Agent shall, by not less than ten Business Days' notice to the Company:

(A)	cancel the Available Commitments of that Lender whereupon the Available Commitments of that Lender shall immediately be cancelled; and

(B)	declare that that Lender's participation in all outstanding Loans, together with all other amounts (including any applicable Make Whole Premium) accrued or outstanding under the Finance Documents in relation to that Lender's participation immediately due and payable, whereupon they shall become immediately due and payable.

(b)	For the purposes of this Clause 7.2:

"acting in concert" means acting together or actively co-operating pursuant to an agreement or understanding (whether formal or informal) for the purpose of acquiring, holding, voting or disposing of the Equity Interests of the Parent.

"control" means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, 50% or more of the maximum number of votes that might be cast at a general meeting or equivalent of an entity;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of an entity; or

(C)	give directions with respect to the operating and financial policies of an entity with which the directors or other equivalent officers of that entity are obliged to comply; or

(ii)	the holding beneficially of 50% or more of the Equity Interests of an entity (excluding any part of those Equity Interests that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

a "Change of Control" occurs if, at any time:

(i)	any person or group of persons acting in concert (other than Mr. Chen and/or any person acting in concert with Mr. Chen) owns directly or indirectly beneficially an aggregate percentage of 50% or more of the issued voting share capital of the Parent;

(ii)	Mr. Chen:

(A)	does not or ceases to:

(1)	maintain control over the Parent;

(2)	own, directly or indirectly, any class C ordinary share of the Parent; or

(3)	directly own 95% or more of the issued share capital of VIECo;

(B)	is not or ceases to be a director of the Parent; or

(iii)	Mr. Chen, Success Flow International Investment Limited and any other person acting in concert with Mr. Chen collectively do not or cease to own, directly or indirectly, 25% or more of the voting rights in the Parent;

(iv)	the Parent does not or ceases to:

(A)	own, directly or indirectly, 100% of the issued share capital of the Company; or

(B)	maintain control over the Company;

(v)	the Company does not or ceases to:

(A)	directly own 100% of the issued share capital of WFOE; or

(B)	maintain control over WFOE;

(vi)	WFOE does not or ceases to maintain control over VIECo;

(vii)	Mr. Zhang does not or ceases to directly own not less than 5% of the issued share capital of VIECo;

(viii)	VIECo does not or ceases to:

(A)	directly own 100% of the issued share capital of HoldCo; or

(B)	maintain control over HoldCo;

(ix)	HoldCo does not or ceases to:

(A)	directly own 100% of the issued share capital of Beijing ProjectCo or Shanghai ProjectCo;

(B)	maintain control over Beijing ProjectCo or Shanghai ProjectCo; or

(x)	a "Fundamental Change" (as defined in any BX 2027 Note) occurs.

"Listing Event" occurs if, at any time:

(i)	the shares of the Parent are not or cease to be listed on the NASDAQ Global Select Market; or

(ii)	trading of the shares of the Parent on the NASDAQ Global Select Market has been suspended for more than 10 consecutive trading days other than for any administrative or technical reason in the system of the NASDAQ Global Select Market which are unrelated to any violation (or alleged violation) of any listing rules, laws or regulations applicable to the Parent or any of its Subsidiaries.

"Regulatory Event" means any change in or amendment to the laws, regulations or rules of the PRC or the official interpretation or official application thereof that results in:

(i)	the Group (taken as a whole) being legally prohibited from carrying on all or substantially all of the business operations conducted by the Group as at the date of this Agreement; or

(ii)	the Parent being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group in the same manner as that carried on as at the date of this Agreement.

"Total Sale" means the sale of all or substantially all of the business and assets of the Group, whether in a single transaction or a series of related transaction.

7.3	Mandatory prepayment – Cure

(a)	If:

(i)	any requirement under Clause 19.1 (LTV Ratio) is not satisfied by reference to the latest Valuation provided or obtained pursuant to Clause 18.4 (Valuations); or

(ii)	any requirement under Clause 19.2 (Net Operating Income) is not satisfied with respect to a Calculation Period by reference to the most recent Compliance Certificate delivered to the Facility Agent under Clause 18.2 (Compliance Certificate), the Company shall, by no later than the date falling ten Business Days upon request in writing by the Facility Agent (acting on the instructions of the Majority Lenders), prepay the Loans (or part thereof), together with accrued interest and all other sums due and payable in respect of the amount prepaid such that:

(A)	the LTV Ratio (taking into account such prepayment) does not exceed the Maximum LTV Ratio; and

(B)	the aggregate amount of the Loans (after taking into account such prepayment) does not exceed the amount which shall be determined by the following formula:

where:

A = the US Dollar Amount of the Loans (after taking into account such prepayment);

B = US$100,000,000;

C = the Net Operating Income for the relevant Calculation Period; and

D = the Minimum Net Operating Income for the relevant Calculation Period.

(b)	The amount to be applied towards prepayment of the Loans under this Clause 7.3 shall be allocated towards each Loan on a pro rata basis by reference to the outstanding principal amount of the Loans as at the date on which such prepayment is made.

7.4	Mandatory Prepayment — Casualty Proceeds, Condemnation Proceeds and Insurance Proceeds

(a)	The Company shall notify the Facility Agent (and the Facility Agent shall notify the Lenders) promptly of:

(i)	the occurrence of any Casualty Event or Condemnation Event; and

(ii)	the receipt of any Casualty Proceeds, Condemnation Proceeds or Insurance Proceeds.

(b)	If the aggregate amount of the Relevant Proceeds exceeds RMB10,000,000 (or its equivalent in other currencies) at any time, unless otherwise agreed by the Facility Agent (acting on the instructions of the Lenders), the Company shall, within ten Business Days upon receipt of such Relevant Proceeds, apply an amount equal to such Relevant Proceeds towards reducing the Facilities together with all other amounts (including if applicable any Make Whole Premium) accrued or outstanding under the Finance Documents.

7.5	Mandatory Prepayment — Property Sale

(a)	If a Property Sale is scheduled to occur, the Company shall promptly (and in any event no later than 20 Business Days prior to the proposed completion date of the Property Sale) notify the Facility Agent of the proposed Property Sale and the major terms of such Property Sale.

(b)	On the date on which a Property Sale is completed:

(i)	the Company shall immediately notify the Facility Agent;

(ii)	all the Available Commitments shall immediately be cancelled; and

(iii)	all outstanding Loans, together with all other amounts (including any applicable Make Whole Premium) accrued or outstanding under the Finance Documents shall become immediately due and payable.

(c)	In this Agreement:

"Property Sale" means a sale, transfer or disposal of a Property (whether in a single transaction or a series of related transactions, through the sale of all the equity interests of the relevant ProjectCo or otherwise).

7.6	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than ten Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of CNH100,000,000 and an integral multiple of CNH10,000,000) of the Available Facility with respect to a Facility. Any cancellation under this Clause 7.6 shall reduce the Commitments of the Lenders under the relevant Facility rateably.

7.7	Voluntary prepayment

(a)	Subject to paragraph (b) below, the Company may, if it gives the Facility Agent not less than ten Business Days' (or such shorter period as the Majority Lenders and the Facility Agent may agree) prior notice, the whole or any part of the Loans (but, if in part, being an amount that reduces that Loans by a minimum amount of CNH100,000,000 and an integral multiple of CNH10,000,000).

(b)	A Loan shall only be prepaid if all the Loans are:

(i)	prepaid at the same time; and

(ii)	prepaid in amounts which reduce all the Facility A Loans and the Facility B Loans by the same proportion.

7.8	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (a) of Clause 11.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 11.3 (Tax indemnity) or Clause 12.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the prepayment of that Lender's participation in the Loans or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Company shall prepay that Lender's participation in that Loan.

(d)	If:

(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

(ii)	the Company becomes obliged to pay any amount in accordance with Clause 7.1 (Illegality) to any Lender,

the Company may, on not less than 10 Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under the Finance Documents to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest and other amounts (including any applicable any Make Whole Premium) payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	no Lender shall be obliged to execute a Transfer Certificate unless it is satisfied that it has completed all "know your customer" or other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such replacement Lender.

(f)	A Lender shall perform the procedures described in paragraph (e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Facility Agent and the Company when it is satisfied that it has completed those checks.

7.9	Make Whole Premium

In connection with any prepayment or repayment of the Loans pursuant to this Clause 7 (Prepayment and cancellation) (other than Clause 7.1 (Illegality)) or under Clause 22.20 (Acceleration) during the Make Whole Period, the Company shall pay the applicable Make Whole Premium to the Facility Agent (for the account of the Lenders) on the applicable prepayment or repayment date.

7.10	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Make Whole Premium, without premium or penalty.

(c)	The Company may not reborrow any part of a Facility which is prepaid.

(d)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)	If all or part of any Lender's participation in a Loan is repaid or prepaid and is not available for redrawing, an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.11	Allocation of prepayment and cancellation

(a)	Any prepayment of a Loan pursuant to Clause 7.3 (Mandatory prepayment – Cure), Clause 7.4 (Mandatory Prepayment — Casualty Proceeds, Condemnation Proceeds) or Clause 7.7 (Voluntary prepayment) shall be applied pro rata to each Lender's participation in that Loan.

(b)	Where an amount is required to be applied to "reduce the Facilities", it will be applied:

(i)	firstly, towards pro rata reduction of the Available Facility of each Facility, such reduction being applied towards cancellation of the Available Commitments of the Lenders rateably; and

(ii)	secondly, towards prepayment of each Loan on a pro rata basis according to the outstanding principal amount of the Loans as at the date on which such amount is applied.

8.	Interest

8.1	Calculation of interest

The rate of interest on each Loan for an Interest Period is the percentage rate per annum which is the Interest Rate.

8.2	Payment of interest

The Company shall pay accrued interest on each Loan on the last day of each Interest Period.

8.3	Default interest

(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, six per cent per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be six per cent. per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notifications

(a)	The Facility Agent shall promptly upon an Interest Payment being determinable notify:

(i)	the Company of that Interest Payment; and

(ii)	each relevant Lender of the proportion of that Interest Payment which relates to that Lender's participation in the relevant Loan.

(b)	This Clause 8.4 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.

9.	Interest Periods

9.1	Length of Interest Periods

(a)	Each Loan has successive Interest Periods.

(b)	Each Interest Period will start on the expiry of its preceding Interest Period and end on (and exclude) the immediately following Quarter Date, provided that the first Interest Period of each Loan shall start on (and include) the relevant Utilisation Date and end on (and exclude) the next Quarter Date.

9.2	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

9.3	No overrunning

An Interest Period must not extend beyond the Termination Date.

10.	Fees

10.1	Arrangement fee

The Company shall pay to CNCB (Hong Kong) Investment Limited as Arranger (for its own account and for their distribution to the Original Lenders) an arrangement fee in the amount and at the times agreed in a Fee Letter.

10.2	Deduction of fees and expenses

Payment of the fees provided under this Clause 10 or a Fee Letter, and payment of transaction expenses referred to in Clause 15.1 (Transaction expenses) may, at the election of the Facility Agent, be made out of the proceeds of any Loan (including any Loan utilised on the first Utilisation Date), and the Facility Agent is hereby irrevocably and unconditionally authorised to deduct the amount of such fees and expenses and apply the same towards payment of such fees and expenses on behalf of the Company.

11.	Tax gross-up and indemnities

11.1	Definitions

(a)	In this Clause 11:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	All payments to be made by an Obligor to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall promptly notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall promptly notify the Company and that Obligor.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Company shall, within three Business Days of demand of the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 11.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated;

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for the purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located; or

(iii)	a FATCA Deduction required to be made by a Party.

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Facility Agent of the event giving rise to the claim, whereupon the Facility Agent shall notify the Company thereof.

(c)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 11.3, promptly notify the Facility Agent.

11.4	Tax credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp taxes

The Company shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

11.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by that Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

11.7	FATCA and other information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of any applicable:

(i)	law or regulation;

(ii)	fiduciary duty; or

(iii)	duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information relating to its status under FATCA requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Company is a US Tax Obligor and notifies the Facility Agent of that or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where the Company is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Company is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date; or

(iii)	where the Company is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall promptly inform each Lender if the Company notifies the Facility Agent that it is a US Tax Obligor and shall promptly provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Company.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Company.

(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

11.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Company, the Facility Agent and the other Finance Parties.

12.	Increased Costs

12.1	Increased Costs

(a)	Subject to Clause 12.3 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement.

The terms "law" and "regulation" in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

"Increased Costs" means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Finance Party);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by such Finance Party of any of its obligations under any Finance Document or any participation of such Finance Party in any Loan or Unpaid Sum.

12.2	Increased Cost claims

(a)	A Finance Party (other than the Facility Agent) intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party (other than the Facility Agent) shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 11.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 12.3, a reference to a "Tax Deduction" has the same meaning given to that term in Clause 11.1 (Definitions).

13.	Mitigation by the Lenders

13.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased Costs), including:

(i)	providing such information as the Company may reasonably request in order to permit the Company to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

14.	Other indemnities

14.1	Currency indemnity

(a)	The Company shall (or shall procure that an Obligor will) as an independent obligation, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability arising out of or as a result of:

(i)	that Secured Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, order, judgment or award,

in a currency other than the currency in which it is expressed to be payable under the relevant Finance Document.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, or in the relevant currency, including any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.

14.3	Indemnity to the Facility Agent

The Company shall promptly indemnify the Facility Agent against:

(a)	any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement and

(b)	any cost, loss or liability (including for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to payment systems etc.) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever) in acting as the Facility Agent under the Finance Documents.

14.4	Indemnity to the Security Agent

(a)	The Company shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 15 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(vii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15.	Costs and expenses

15.1	Transaction expenses

The Offshore Obligors shall, within three Business Days of demand, pay the Administrative Parties the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

15.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required or expressly contemplated under a Finance Document,

the Offshore Obligors shall, within three Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent or the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating, complying with or implementing that request or requirement or actual or contemplated agreement.

15.3	Enforcement and preservation costs

The Offshore Obligors shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of entering into any Finance Document, taking or holding the Transaction Security or enforcing those rights.

16.	Guarantee and indemnity

16.1	Guarantee and indemnity

The Parent irrevocably and unconditionally jointly and severally with the PRC Guarantors:

(a)	guarantees to each Finance Party punctual performance by the Company of all the Company's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, the Parent shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this Clause 16 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Parent under this Clause 16 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of the Parent under this Clause 16 will not be affected by an act, omission, matter or thing which, but for this Clause 16, would reduce, release or prejudice any of its obligations under this Clause 16 including (and whether or not known to it or any Finance Party):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency, resolution or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

16.5	Guarantor intent

(a)	Without prejudice to the generality of Clause 16.4 (Waiver of defences), the Parent acknowledges that the Finance Documents may from time to time be amended.

(b)	The Parent confirms its intention that:

(i)	any amendment to a Finance Document is within the scope of this guarantee; and

(ii)	this guarantee extends to any amount payable by the Company under or in connection with a Finance Document as amended.

(c)	The Parent agrees that the confirmations in paragraph (b) above apply regardless of:

(i)	why or how a Finance Document is amended (including the extent of the amendment and any change in or addition to the parties);

(ii)	whether any amount payable by the Company under or in connection with the amended Finance Document in any way relates to any amount that would or may have been payable had the amendment not taken place;

(iii)	the extent to which the Parent's liability under this guarantee (whether present or future, actual or contingent), or any right it may have as a result of entering into or performing its obligations under this guarantee, changes or may change as a result of the amendment; and

(iv)	whether the Parent was aware of or consented to the amendment.

16.6	Immediate recourse

The Parent waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent's liability under this Clause 16.

16.8	Deferral of guarantor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full or the Facility Agent otherwise directs, the Parent will not exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Parent receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 29 (Payment mechanics).

16.9	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.	Representations

Each Offshore Obligor makes the representations and warranties set out in this Clause 17 to each Finance Party.

17.1	Status

(a)	Each Obligor is a company or a corporation with limited liability, duly incorporated, validly existing and (where relevant) in good standing under the law of its Original Jurisdiction.

(b)	Each Obligor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	No Obligor is a US Tax Obligor or a FATCA FFI.

17.2	Binding obligations

(a)	Subject to Legal Reservations and Perfection Requirements:

(i)	the obligations expressed to be assumed by each Transaction Party in each Transaction Document are legal, valid, binding and enforceable obligations; and

(ii)	without limiting the generality of paragraph (i) above, each Transaction Security Document creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

(b)	Each Transaction Document is in the proper form for its enforcement in the jurisdiction of its incorporation.

17.3	Non-conflict with other obligations

The entry into and performance by each Transaction Party of, and the transactions contemplated by, the Transaction Documents, and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets (including the VIE Documents and the BX Finance Documents).

17.4	Power and authority

Each Transaction Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

17.5	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable any Transaction Party lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents admissible in evidence in the Relevant Jurisdictions of each Transaction Party,

have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 17.8 (No filing or stamp Taxes), which Authorisations will be promptly obtained or effected after the date of this Agreement.

(b)	All necessary Authorisations to enable WFOE to:

(i)	repay or prepay any amount outstanding under any Intercompany Loan Agreement (Company – WFOE); and

(ii)	remit the proceeds of repayment or prepayment out of the PRC to the Company,

have been obtained or effected and are in full force and effect.

(c)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect where a failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

(d)	It and each other Obligor has legal and beneficial title to, or is the beneficial applicant of, the IDC Licences and any other assets necessary or desirable to enable it to carry on its internet data centre business as presently conducted.

(e)	All necessary Authorisations to enable the ProjectCos to operate internet data centres in the PRC (including the IDC Licence (licence number B1-20202411) issued to Shanghai ProjectCo on 26 November 2021 and the IDC Licence (licence number B1-20202186) issued to Beijing ProjectCo on 8 July 2022) have been granted and are valid and in full force and effect.

17.6	Governing law and enforcement

(a)	The choice of governing law of each Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Transaction Obligor party to that Finance Document.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each Transaction Obligor party to that Finance Document.

17.7	Deduction of Tax

No Transaction Obligor is required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any Tax Deduction from any payment it may make under any Finance Document.

17.8	No filing or stamp Taxes

It is not necessary that the Finance Documents be registered, filed, recorded, notarised or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar tax or fee be paid on or in relation to them or the transactions contemplated by them, other than that Cayman Islands stamp duty will be payable on a Finance Document if that Finance Document is executed in the Cayman Islands or an executed copy of that Finance Document is brought into the Cayman Islands and/or the registrations and filings referred to in:

(a)	paragraphs (f) to (h) of Clause 20.28 (Conditions subsequent);

(b)	paragraph 4 of Part I of Schedule 2 (Conditions Precedent); and

(c)	paragraphs 3(d) and 3(e) of Part II of Schedule 2 (Conditions Precedent).

17.9	No Default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or any Transaction Obligor's entry into, its performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Transaction Obligor or any of its Subsidiaries or to which any Transaction Obligor's (or any of its Subsidiaries') assets are subject which has or is reasonably likely to have a Material Adverse Effect.

17.10	No misleading information

(a)	All written information (including any information relating to any Charged Property) contained in or provided by any member of the Group or on its behalf in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated to be given.

(b)	Each financial projections provided by any member of the Group in connection with the Finance Documents have been prepared on the basis of recent historical information and on the basis of reasonable assumptions at the time of preparation.

(c)	No information has been given or withheld that results in any information provided by any member of the Group in connection with the Finance Documents being untrue or misleading in any material respect as at the date (if any) at which it was stated or (if no such date is specified, the date on which it is delivered).

(d)	The Group Structure Chart is true and correct as at the date on which it is delivered to the Facility Agent.

17.11	Financial statements

(a)	The financial statements most recently supplied to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements) were prepared in accordance with the Accounting Principles consistently applied.

(b)	The financial statements most recently supplied to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view of (if audited) or fairly represent (if unaudited) the financial condition and operations of each Obligor (consolidated in the case of the Parent and the Company) for the period to which they related.

(c)	There has been no material adverse change in the business or financial condition of any Obligor (or the business or consolidated financial condition of the Group, in the case of the Parent) since the date to which the Original Financial Statements of that Obligor were drawn up.

(d)	Each Budget supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by the Company in good faith to be reasonable as at the date they were prepared and supplied.

17.12	Ranking

(a)	Subject to Legal Reservations, its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its unsecured and unsubordinated creditors.

(b)	Subject to Legal Reservations and Perfection Requirements, the Transaction Security has or will have the ranking and priority it is expressed to have and it is not subject to any prior ranking or pari passu ranking Security.

17.13	No proceedings

(a)	No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which have not been disclosed in writing to the Facility Agent, if adversely determined, has or is reasonably likely to have a Material Adverse Effect has or have been started or threatened against it or any of its Subsidiaries.

(b)	The Existing Litigation does not have and is not reasonably likely to have a Material Adverse Effect.

(c)	No judgment or order of a court, arbitral body or agency which has or might have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any of its Subsidiaries.

17.14	Authorised signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or paragraph (f) of Clause 18.10 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Company only) and other notices on its behalf.

17.15	Intercompany Liabilities

No member of the Restricted Group owes any Intercompany Liabilities as at the date of this Agreement, other than the Intercompany Liabilities set out in Schedule 9 (Existing Intercompany Liabilities).

17.16	Immunity

(a)	The entry into by it of each Finance Document to which it is a party, and the exercise by it of its rights and performance by it of its obligations under each Finance Document to which it is a party, constitute private and commercial acts performed for private and commercial purposes.

(b)	The transactions contemplated by each Finance Document to which it is a party are commercial transactions.

(c)	It will not be entitled to claim immunity from suit, recognition, enforcement, execution, attachment or other legal process, or other relief in any proceedings taken in any Relevant Jurisdiction in relation to any Finance Document.

17.17	Insolvency

(a)	No corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.8 (Insolvency proceedings) has occurred or has been taken or threatened in relation to a Transaction Party; and none of the circumstances described in (a) of Clause 22.7 (Insolvency) applies to a Transaction Party.

(b)	No creditors' process described in Clause 22.9 (Creditors' process) has occurred or has been taken or threatened in relation to a member of the Group.

17.18	No breach of laws

(a)	It has not and none of its Subsidiaries has breached any law or regulation in its jurisdiction of incorporation or any jurisdiction in which it carries on business or has assets which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour dispute is current or threatened against any member of the Group which has or is reasonably likely to have a Material Adverse Effect.

17.19	Environmental laws

(a)	Each member of the Group is in compliance with all applicable Environmental Laws in all material respects and to the best of the Company's knowledge and belief having made due and careful enquiry, there is no failure of compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim which, if determined against the Company or any of the other members of the Group, is reasonably be likely to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against it or any of them.

17.20	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation as at the date of this Agreement or the date on which it became a Party.

17.21	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Restricted Group other than as permitted by this Agreement.

(b)	No member of the Restricted Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

(c)	Except as disclosed in writing to the Facility Agent in accordance with paragraph (i)(iv) of Clause 18.10 (Information: miscellaneous), no notice of redemption has been delivered to the Parent by any holder of a BX 2027 Note in accordance with section 8(a) of that BX 2027 Note.

17.22	Good title to assets

It and each of its Subsidiaries has valid, good and marketable title to, or valid leases or licences of, or is otherwise entitled to use, the assets necessary to carry on its business as presently conducted.

17.23	Ownership

(a)	As at the date of this Agreement:

(i)	Mr. Chen owns:

(A)	directly or indirectly, 1.90% of the issued share capital of the Parent (after taking into account the class A ordinary shares of the Parent issuable under Mr. Chen's restricted share units at Mr. Chen's election); and

(B)	directly 95% of the issued share capital of VIECo;

(ii)	the Parent owns directly 100% of the issued share capital of the Company;

(iii)	the Company directly own 100% of the issued share capital of WFOE;

(iv)	Mr. Zhang directly owns 5% of the issued share capital of VIECo;

(v)	VIECo directly own 100% of the issued share capital of HoldCo; and

(vi)	HoldCo directly own 100% of the issued share capital of each ProjectCo.

(b)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

17.24	Shares

(a)	The shares of each member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights.

(b)	The constitutional documents of each member of the Group whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

(c)	There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share capital of any member of the Group (other than the Parent) (including any option or right of pre-emption or conversion).

17.25	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

17.26	Cash Pool

As at the date of this Agreement, the net outflow quota of the Cash Pool is RMB1,180,000,000.

17.27	Anti-Corruption Laws and Anti-Terrorism Laws

(a)	Each member of the Group, and each of their respective officers, directors, employees and agents, are in compliance with applicable Anti-Corruption Laws and Anti-Terrorism Laws.

(b)	Each member of the Group has instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Anti-Terrorism Laws.

17.28	Anti-money laundering

(a)	The operations of each Transaction Obligor and each member of the Group are, and have been, conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in each of the jurisdictions in which it is incorporated or domiciled (as the case may be) and of all jurisdictions in which any Transaction Obligor or any member of the Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, "Money Laundering Laws").

(b)	No action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving any member of the Group with respect to Money Laundering Laws is pending and, to the best of the knowledge and belief of each of it and its Subsidiaries having made all reasonable enquiries, no such actions, suits or proceedings are threatened or contemplated.

17.29	Sanctions

No Transaction Obligor, nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers, employees or Affiliates nor any persons acting on any of their behalf, is currently a designated target of, or is otherwise a subject of, Sanctions.

17.30	Non-Hong Kong Company

No Obligor is registered as a non-Hong Kong Company within the meaning of the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

17.31	Time when representations made

(a)	All the representations and warranties in this Clause 17 are made by each Obligor on the date of this Agreement except for:

(i)	the representation and warranty set out in paragraph (a) to (b) of Clause 17.11 (Financial statements) which is deemed to be made by each Obligor on the date each set of its financial statements is delivered pursuant to Clause 18.1 (Financial statements); and

(ii)	the representation and warranty set out in set out in paragraph (d) of Clause 17.11 (Financial statements) shall only be made once by the Company in respect of each Budget on the date such Budget is delivered 18.5 (Budget).

(b)	The Repeating Representations are deemed to be made by each Obligor:

(i)	on the date of each Utilisation Request;

(ii)	on each Utilisation Date; and

(iii)	on the first day of each Interest Period.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing.

18.	Information Undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Parent shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	the audited consolidated financial statements of each of the Parent, the VIECo, HoldCo and the ProjectCos; and

(ii)	the audited unconsolidated financial statements of each of the Company, WFOE, the VIECo, HoldCo and the ProjectCos,

for that financial year; and

(b)	as soon as the same become available, but in any event within 30 days after each Quarter Date:

(i)	the unaudited consolidated financial statements of each of the Parent, the VIECo, HoldCo and the ProjectCos; and

(ii)	the unaudited unconsolidated financial statements of each of the Company, WFOE, the VIECo, HoldCo and the ProjectCos,

for the financial quarter ending on that Quarter Date.

18.2	Compliance Certificate

(a)	The Parent shall supply to the Facility Agent, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) in respect of each financial year or each financial quarter ended on 30 June, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19.1 (LTV Ratio) and Clause 19.2 (Net Operating Income) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate delivered pursuant to paragraph (a) above shall be signed by a director of the Parent.

18.3	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) shall:

(i)	be certified by a director of the Parent as giving a true and fair view of (in the case of any such financial statements which are audited) or fairly representing (in the case of any such financial statements which are unaudited) the financial condition of each Obligor as at the date to which those financial statements were drawn up and its results of operations during the period to which they relate; and

(ii)	(in the case of each set of the financial statements delivered pursuant to paragraph (b) of Clause 18.1 (Financial statements)) include a statement showing:

(A)	the amount of cash of the relevant company ("Restricted Cash") which is:

(1)	not immediately repayable by the relevant account bank upon demand;

(2)	repayable but contingent on the prior discharge of Financial Indebtedness of any person or on satisfaction of any other condition;

(3)	subject to Security (other than the Transaction Security); or

(4)	not freely and immediately available to be applied in repayment or prepayment of the Facilities; and

(B)	the amount of cash of the relevant company which is not Restricted Cash.

(b)	The Parent shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 18.1 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 19.1 (LTV Ratio) and Clause 19.2 (Net Operating Income) have been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Parent notifies the Facility Agent of a change under paragraph (b) above, the Parent and the Facility Agent shall enter into negotiations in good faith for a period of not more than 30 days with a view to agreeing any amendments to this Agreement which are required to put the Obligors and the Lenders to the extent practicable in the same position as they would have been in if the change had not happened. Any such amendments agreed by the Parent and the Facility Agent will, with the prior consent of the Majority Lenders, bind all the Parties.

(d)	If no agreement is reached under paragraph (b) above on the required amendments to this Agreement, the Parent shall ensure that its auditors certify those amendments and the certificate of the auditors will, in the absence of manifest error, bind all the Parties.

18.4	Valuations

(a)	By no later than the date falling 20 Business Days after 30 June or 31 December of each calendar year, the Company must at its own cost, supply to the Facility Agent:

(i)	a Valuation in respect of the Beijing Property; and

(ii)	(if any Facility B Loan has been made under this Agreement) a Valuation in respect of the Shanghai Property,

in each case, in form and substance reasonably satisfactory to the Facility Agent.

(b)	In addition to the Valuations provided in accordance with paragraph (a), the Facility Agent may require the Company to provide, at the cost of the Company, additional Valuations in respect of a Property to be prepared by a Valuer during each calendar year:

(i)	if the Facility Agent considers that there has been a material diminution in the value of that Property since the date as at which the most recent Valuation was prepared;

(ii)	upon the occurrence of an Event of Default; and/or

(iii)	if required by any Finance Party pursuant to any applicable law.

(c)	The valuation method and assumptions applied in each Valuation in respect of a Property shall be satisfactory to the Facility Agent (acting on the instructions of all the Lenders).

(d)	The Company must, on each date it delivers a Valuation pursuant to paragraph (a) or (b) above, also deliver to the Facility Agent a Compliance Certificate signed by a director of the Parent confirming the LTV Ratio as at the date of that Valuation.

(e)	If the Company fails to provide a Valuation to the Facility Agent at such times as required pursuant to this Clause, the Facility Agent may obtain (at the cost and expense of the Company) a Valuation.

18.5	Budget

(a)	The Company shall supply to the Facility Agent in sufficient copies for all the Lenders, as soon as the same becomes available but in any event before the start of each of its financial quarter, a Budget of each ProjectCo for that financial quarter.

(b)	The Company shall ensure that each Budget of a ProjectCo has been approved by the board of directors of each of the Company and the relevant ProjectCo.

(c)	If the Company updates or changes a Budget of any ProjectCo in any material respect or where there is a material increase in capital expenditure of that ProjectCo from that projected in the most recently delivered Budget of that ProjectCo, the Company shall promptly (in any event within not more than ten Business Days of that update or change being made or that material increase in capital expenditure being made) deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget or particulars of such increased capital expenditure (as applicable).

18.6	Quarterly reporting

The Company shall by no later than the date falling 30 days after each Quarter Date, deliver to the Facility Agent (in sufficient copies for all the Lenders):

(a)	the Operation Report of each ProjectCo for the financial quarter ending on that Quarter Date;

(b)	a schedule setting out (in reasonable detail):

(i)	all the existing and new customer contracts in connection with any managed hosting service provided by any ProjectCo as at that Quarter Date;

(ii)	the account receivables, Intercompany Liabilities and other assets (other than movable assets) of each member of the Restricted Group which are subject to Transaction Security as at that Quarter Date; and

(iii)	(in the case of a schedule delivered under this Clause 18.6 in respect of 30 June or 31 December of any calendar year only) the movable assets of each ProjectCo as at that date.

18.7	Monthly reporting

The Company shall by no later than the date falling 10 days after the end of each Month, deliver to the Facility Agent a certificate (signed by a director of the Parent):

(a)	confirming:

(i)	details of all Financial Indebtedness incurred or outstanding by each member of the Group (in reasonable details);

(ii)	that there is no material change in:

(A)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor or the Group taken as a whole; or

(B)	the condition of any Property,

in that calendar month; and

(b)	enclosing:

(i)	copies of all notices, documents or other correspondence under or in connection with the Bold Ally Facility Agreement in that calendar month;

(ii)	copies of bank statements showing all debits and credits of the bank accounts of each member of the Restricted Group for that month;

(iii)	evidence showing:

(A)	the debits and credits from the Cash Pool during that calendar month; and

(B)	the net outflow quota as at the last day of that calendar month; and

(iv)	a report on the progress and general status of the Existing Litigation.

18.8	Access

The Company shall (and shall ensure that each of HoldCo and the ProjectCos will):

(a)	provide such assistance as any Finance Party may reasonably request to make or procure to be made any search or enquiry in connection with any Transaction Obligor or any Property; and

(b)	permit each of the Facility Agent, the Security Agent or their respective representatives, delegates and professional advisers, free access at all reasonable times and on reasonable notice at the cost of the Company:

(i)	to view each Property (without becoming liable as mortgagee in possession); or

(ii)	to review each original customer contract in connection with any managed hosting service provided by a ProjectCo (whether directly or indirectly through HoldCo).

18.9	Intercompany Liability

The Company shall notify the Facility Agent in writing of any Intercompany Liability incurred after the date of this Agreement by no later than the date falling 20 Business Days after the last day of each financial quarter.

18.10	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Finance Parties, if the Facility Agent so requests):

(a)	all documents despatched by any Obligor to its shareholders generally (or any class of them) or its creditors generally (or any class of them) at the same time as they are despatched;

(b)	promptly, each announcement, notice or other document relating specifically to any Obligor or its business posted onto any electronic website maintained by any stock exchange on which shares in or other securities of the Parent are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Parent;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any Transaction Obligor or any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any Transaction Obligor or any member of the Group, and which might have a Material Adverse Effect;

(e)	promptly, notices, minutes of all board meetings and committee meetings, proxy materials, consents, correspondence and any other documents or materials provided to the board of directors of each Obligor;

(f)	promptly, such further information regarding any Property, the financial condition, business and operations of any member of the Group (including the business, financing and refinancing plan of any member of the Group) as any Finance Party (through the Facility Agent) may reasonably request;

(g)	promptly upon entry, a copy of the Permitted Parent Facility Agreement and each other document entered into under or in connection with it, including each guarantee and security document and each amendment, waiver, termination or other documents;

(h)	promptly, notice of any amount paid or payable under the Permitted Parent Facility Agreement and the due date of such payment;

(i)	promptly, notice of:

(i)	the commencement of the Voting Term;

(ii)	any voting instructions given by Mr. Chen, GenTao Capital Limited, Fast Horse Technology Limited, Sunrise Corporate Holding Ltd. or Personal Group Limited to Success Flow International Investment Limited in accordance with the Voting and Consortium Agreement;

(iii)	any actual or potential dispute or disagreement between Mr. Chen and Success Flow International Investment Limited on the exercise of voting power by Success Flow International Investment Limited pursuant to section 1.1(e) of the Voting and Consortium Agreement; and

(iv)	any notice of redemption delivered by any holder of a BX 2027 Note to the Parent in accordance with section 8(a) of that BX 2027 Note;

(j)	promptly upon incurrence by any member of the Group of any Financial Indebtedness:

(i)	the details of such Financial Indebtedness; and

(ii)	a certificate (signed by a director of the Parent) setting out (in reasonable detail) computations as to compliance with paragraph (c) of Clause 20.11 (Financial Indebtedness) as at the date on which that Financial Indebtedness is incurred;

(k)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories;

(l)	promptly upon request by the Facility Agent (acting reasonably), a schedule setting out (in reasonable detail) the current movable assets, account receivables, Intercompany Liabilities and other assets of each member of the Restricted Group which are subject to Transaction Security;

(m)	promptly, any information in relation to debits and credits from the Cash Pool including account statements;

(n)	promptly, notice of:

(i)	any amendment or variation of or supplement to any provision of;

(ii)	the termination, rescission, supersession, cancellation of;

(iii)	any waiver of any of its rights or remedies under or in connection with; or

(iv)	any consent given by the HoldCo or Beijing ProjectCo under or in connection with,

any Material Customer Contract;

(o)	promptly, any notice being received from any competent authority amending, terminating or suspending or threatening to amend, terminate or suspend:

(i)	any IDC Licence held by any Transaction Obligor or any member of the Group; or

(ii)	any Authorisation where such action (or implementing the result thereof) has or is reasonably likely to have a Material Adverse Effect; and

(p)	promptly, upon becoming aware of them, details of any circumstances which may lead to:

(i)	any Authorisation not being obtained or effected or not remaining in full force and effect (other than in accordance with its terms); or

(ii)	any Authorisation not being obtained, renewed or effected when required,

where failure to obtain and/or maintain the same has or is reasonably likely to have a Material Adverse Effect.

18.11	Notification of Default

(a)	Each Offshore Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by a director on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.12	Financial year end

Each Offshore Obligor shall procure that the end of each annual accounting period of each Obligor falls on 31 December.

18.13	"Know your customer" checks

(a)	Each Offshore Obligor shall (and shall procure that each other Transaction Obligor or member of the Group will) promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for the Facility Agent, such Lender or any prospective new Lender to conduct all "know your customer" or other similar procedures that it is required (or deems desirable) to conduct.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to conduct all "know your customer" or other similar procedures that it is required (or deems desirable) to conduct.

19.	Financial Covenants

19.1	LTV Ratio

Subject to Clause 19.4 (Equity Cure), the Company shall ensure that the LTV Ratio is not, at any time, more than the Maximum LTV Ratio.

19.2	Net Operating Income

Subject to Clause 19.4 (Equity Cure), the Company shall ensure that the Net Operating Income in respect of any Calculation Period is not lower than 80% of the Net Operating Income of the corresponding period in the immediately preceding year (each a "Minimum Net Operating Income").

19.3	Financial testing

(a)	The financial covenant set out in Clause 19.1 (LTV Ratio) shall be tested by reference to each of the Valuations delivered pursuant to Clause 18.4 (Valuations).

(b)	The financial covenant set out in Clause 19.2 (Net Operating Income) shall be tested semi-annually by reference to each of the financial statements of the each ProjectCo in respect of a financial year or a financial quarter ended on 30 June delivered pursuant to Clause 18.1 (Financial statements), each of the Operation Reports in respect of a financial quarter ended on 30 June or 31 December delivered pursuant to paragraph (a) of Clause 18.6 (Quarterly reporting) and/or each Compliance Certificate delivered pursuant to Clause 18.2 (Compliance Certificate) in respect of the relevant period.

19.4	Equity Cure

(a)	If the requirement of Clause 19.1 (LTV Ratio) or Clause 19.2 (Net Operating Income) is not satisfied for any Calculation Period, the Company shall to prepay the Loans in an amount required in accordance with Clause 7.3 (Mandatory prepayment – Cure)

(b)	Upon prepayment in an amount in accordance with paragraph (a) above, the financial covenants under Clause 19.1 (LTV Ratio) and Clause 19.2 (Net Operating Income) shall (without prejudice to any subsequent breach) be deemed to have been satisfied as at the relevant date for all purposes under the Finance Documents.

19.5	Financial definitions

In this Agreement:

"Calculation Period" means a six-month period ending on (and including) 30 June or 31 December of a calendar year.

"Net Operating Income" means, in respect of a period, the Operating Income of that period minus the Operating Expenses of that period and adjusted by:

(a)	taking no account of any Tax expense;

(b)	taking no account of any amount payable to the Finance Parties under the Finance Documents; and

(c)	taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

"Operating Expenses", in respect of a period, the aggregate operating expenses of the ProjectCos, comprising of (without double counting):

(a)	utilities costs;

(b)	salaries, employee benefits and other compensation expenses paid to the sales, marketing and administrative staff;

(c)	fees, premium, cost and expenses relating to the insurances of Beijing Property or Shanghai Property; and

(d)	property management and operational maintenance expenses of the Properties,

in each case, paid or allocated (as the case may be) in respect of that period (provided that, in respect of any costs or expenses that are incurred on an annual basis, such costs or expenses shall be apportioned on a pro rata basis to that period).

"Operating Income", in respect of a period, the aggregate operating income of the ProjectCos, comprising of (without double counting):

(a)	fees and other income for managed hosting services; and

(b)	fees and other income for hybrid cloud managed services,

in each case paid or allocated (as the case may be) in respect of that period.

20.	General Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. Where an undertaking is expressed to apply to any other member of the Group or any other person, each Offshore Obligor shall ensure that that member of the Group or person performs that undertaking.

20.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	(if requested by the Facility Agent) supply certified copies to the Facility Agent of, any Authorisation required to enable it to:

(A)	perform its obligations under the Finance Documents;

(B)	to ensure the legality, validity, enforceability or admissibility in evidence in each of its Relevant Jurisdictions of any Finance Document; and

(C)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	Each Obligor shall ensure that:

(i)	no Facility is subject to any approval, registration, filling or reporting as required under the Administrative Measures for Review and Registration of Medium and Long-term Foreign Debts of Enterprises (《企业中长期外债审核登记管理办法》) issued by National Development and Reform Commission (the "NDRC") or any other NDRC rules in respect of foreign debt; and

(ii)	if, for any reason, NDRC requires or any Finance Party reasonably requires the Company to obtain or complete any of the forgoing approval, registration, filling or reporting, the Company shall obtain or complete such approval, registration, filling or reporting within the time required by NDRC or such Finance Party and provide the Facility Agent with evidence that such approval, registration, filing or reporting has been duly obtained or completed in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders).

20.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

20.3	Environmental compliance

Each member of the Group shall comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or any Environmental Permits.

20.4	Environmental Claims

Each Offshore Obligor shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or is threatened against any member of the Group, or

(b)	any facts or circumstances which will or is reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environmental Claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

20.5	Taxes

(a)	Each member of the Group shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties.

(b)	No Obligor may change its residence for Tax purposes.

20.6	Merger and reorganisation or restructuring of the Group

(a)	No Obligor may enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to any reorganisation or restructuring of any Obligor with the prior written consent of the Facility Agent (acting on the instructions of all the Lenders).

20.7	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of the business of the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

20.8	Acquisitions

(a)	No Obligor (other than the Parent) may:

(i)	acquire any company, business, assets or undertaking or make any investment; or

(ii)	incorporate any company.

(b)	Paragraph (a) above does not apply to:

(i)	an acquisition or investment in respect of any stock in trade and any other assets that are necessary for any Obligor to carry out its business in the ordinary course; or

(ii)	an acquisition by an Obligor of the entirety of the Equity Interests of a company or entity with limited liability which has not traded and has no assets or any liabilities prior to the date of such acquisition, including the incorporation or formation of a company that on incorporation or formation becomes a member of the Group (that is wholly-owned by that Obligor).

20.9	Negative pledge

In this Clause 20.9, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	No member of the Restricted Group shall create or permit to subsist any Security over any of its assets.

(b)	No member of the Restricted Group shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Transaction Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security or Quasi-Security created pursuant to any Transaction Security Document;

(ii)	any Security or Quasi-Security created by the Company securing obligations under the Permitted Parent Facility Agreement which is not otherwise prohibited under the Finance Documents;

(iii)	any netting or set-off arrangement entered into by any member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)	any lien arising by operation of law and in the ordinary course of trading, provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned; or

(v)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Restricted Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Restricted Group.

(d)	Nothing in paragraph (c) above permits to create or subsist any Security or Quasi-Security over:

(i)	any shares in the Company, WFOE, VIECo, HoldCo or any ProjectCo; or

(ii)	any Charged Property other than any Security or Quasi-Security created pursuant to the relevant Transaction Security Document.

(e)	No Transaction Obligor will create or permit to subsist any Security over any shares in the Company, WFOE, VIECo, HoldCo or any ProjectCo, other than:

(i)	any Transaction Security; or

(ii)	any Security over the shares in VIECo created in favour of WFOE pursuant to any share pledge agreement referred to in paragraph (c) of the definition of "VIE Document".

20.10	Disposals

(a)	No member of the Restricted Group shall enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of any of its assets.

(b)	Paragraph (a) above does not apply to any sale, lease, licence, transfer or other disposal of assets (other than Equity Interests, businesses and real property):

(i)	made in the ordinary course of trading of the disposing entity; or

(ii)	in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose (other than an exchange of a non-cash asset for cash).

20.11	Financial Indebtedness

(a)	No member of the Restricted Group shall incur or permit to be outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness constituting a guarantee under paragraph (b)(ii) of Clause 20.13 (No guarantees or indemnities); or

(iii)	any Financial Indebtedness which is subordinated to the Finance Parties under the deed of subordination and assignment referred to in paragraph 2(b)(iii) of Part I of Schedule 2 (Conditions Precedent) or a PRC Subordination Agreement.

(c)	No member of the Group shall incur any Financial Indebtedness that would result in the ratio of Consolidated Total Borrowings (as defined in the investment agreement referred to in paragraph (b) of the definition of "BX Finance Document") as at that last day of the immediately preceding financial year to Adjusted EBITDA (as defined in the investment agreement referred to in paragraph (b) of the definition of "BX Finance Document") for that financial year by reference to the most recent Compliance Certificate and/or the latest annual financial statements of the Parent (after taking into account such Financial Indebtedness and all other Financial Indebtedness incurred or to be incurred since the last day of that financial year on a pro forma basis) becoming more than 6.50:1.

(d)	No member of the Restricted Group shall incur or assume any Intercompany Liabilities.

(e)	Paragraph (d) above does not apply to:

(i)	any Intercompany Liability which is:

(A)	subject to Transaction Security; and

(B)	subordinated to the Finance Parties under the deed of subordination and assignment referred to in paragraph 2(b)(iii) of Part I of Schedule 2 (Conditions Precedent) or a PRC Subordination Agreement;

(ii)	any Intercompany Liability incurred or assumed by a member of the Restricted Group on or before the date of this Agreement:

(A)	for payment of the operating expenses of that member of the Restricted Group, but not under or in respect of any loan or Financial Indebtedness (including principal thereof and interest thereon) or any other credit or other financial arrangements; and

(B)	the principal amount of which has not been increased since the date of this Agreement; or

(iii)	any Intercompany Liability incurred or assumed by a member of the Restricted Group after the date of this Agreement:

(A)	for payment of the operating expenses of that member of the Restricted Group, but not under or in respect of any loan or Financial Indebtedness (including principal thereof and interest thereon) or any other credit or other financial arrangements; and

(B)	the amount of which, when aggregated with the amount of any other Intercompany Liability incurred by that member of the Restricted Group (other than any permitted under paragraph (i) above), does not exceed:

(1)	(in the case of the Company) HK$200,000 (or its equivalent in other currencies);

(2)	(in the case of Beijing ProjectCo) RMB1,000,000 (or its equivalent in other currencies); and

(3)	(in the case of Shanghai ProjectCo) RMB1,500,000 (or its equivalent in other currencies),

in any financial quarter.

(f)	At any time while an Event of Default is continuing, each member of the Group shall, upon demand by the Facility Agent (acting on the instructions of the Majority Lenders), procure that the Intercompany Liabilities be released in full as though it had been repaid and discharged.

20.12	Loans or credit

(a)	No member of the Restricted Group shall be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any loan made by the Company to WFOE under any Intercompany Loan Agreement (Company – WFOE); or

(iii)	any loan made by a member of the Restricted Group to another member of the Group:

(A)	on or before on the date of this Agreement; and

(B)	the principal amount of which has not been increased since the date of this Agreement.

(c)	WFOE shall not (and each other Obligor shall ensure that WFOE will not) make any prepayment under any Intercompany Loan Agreement (Company – WFOE) without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

20.13	No guarantees or indemnities

(a)	No member of the Restricted Group shall provide or allow to remain outstanding any guarantee in respect of any obligation.

(b)	Paragraph (a) above does not apply to:

(i)	the endorsement of negotiable instruments in the ordinary course of trade;

(ii)	any guarantee given by the Company in respect of the Parent's obligations under the Permitted Parent Facility Agreement;

(iii)	any customary indemnity in any service agreement or engagement letter entered in connection with the management and operation of a Property and on arm's length terms or on customary commercial terms in the ordinary course of trading; or

(iv)	any guarantee given in respect of the netting or set-off arrangements permitted under paragraph (c)(ii) of Clause 20.9 (Negative pledge).

20.14	Dividends and share redemption

None of the Parent and the members of the Restricted Group shall

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve;

(c)	pay any management, advisory or other fee to or to the order of any of the shareholders of that member of the Restricted Group; or

(d)	reduce, redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

20.15	Material Contracts and VIE Documents

(a)	Each Transaction Obligor shall:

(i)	comply with the provisions of each of the Material Customer Contracts, Material Supply Contracts and the VIE Documents;

(ii)	preserve and enforce its rights and remedies under or in connection with each of the Material Customer Contracts, the Material Supply Contracts, the VIE Documents and the Transfer Pricing Policy; and

(iii)	not, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders):

(A)	make or agree to any amendment or variation of or supplement to any provision of any Material Supply Contract or VIE Document or the Transfer Pricing Policy;

(B)	terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel any Material Supply Contract or VIE Document or the Transfer Pricing Policy;

(C)	grant or agree to any waiver of any of its rights or remedies under or in connection with any Material Supply Contract or VIE Document or the Transfer Pricing Policy;

(D)	give any consent under or in connection with any Material Supply Contract or VIE Document or the Transfer Pricing Policy; or

(E)	assign, transfer, novate or otherwise dispose of its rights and/or obligations under any Material Supply Contract or VIE Document or permit such assignment, transfer, novation or disposal of rights and/or obligations by any counterparty of any Material Supply Contract or VIE Document,

provided that the consent of a Lender to any amendment or variation of or supplement to any VIE Document shall not be unreasonably withheld, conditioned or delayed if such amendment, variation and supplement is required to be made under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or the guidance on listed issuers using contractual arrangements for their businesses (HKEX-GL77-14) issued by The Stock Exchange of Hong Kong Limited in May 2014.

(b)	Each of Mr. Chen, GenTao Capital Limited, Fast Horse Technology Limited, Sunrise Corporate Holding Ltd. and Personal Group Limited shall:

(i)	comply with the provisions of the Voting and Consortium Agreement;

(ii)	preserve and enforce his or its rights and remedies under or in connection with the Voting and Consortium Agreement;

(iii)	not, without the prior written consent of the Facility Agent:

(A)	make or agree to any amendment or variation of or supplement to any provision of the Voting and Consortium Agreement, grant or agree to any waiver of any of his or its rights or remedies under or in connection with the Voting and Consortium Agreement, or otherwise give any consent under or in connection with the Voting and Consortium Agreement unless such amendment, variation, supplement, waiver or consent:

(1)	is minor, administrative or procedural in nature; and

(2)	does not and is not reasonably likely to result in Success Flow International Investment Limited or Choice Faith Group Holdings Limited ceasing to be a person acting in concert with Mr. Chen;

(B)	terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel the Voting and Consortium Agreement; or

(C)	assign, transfer, novate or otherwise dispose of or relinquish its rights and/or obligations under the Voting and Consortium Agreement or permit such assignment, transfer, novation, disposal or relinquishment of rights and/or obligations by any party under the Voting and Consortium Agreement; and

(iv)	ensure that the commencement of the Voting Term will not result in any event or circumstance referred to in paragraph (a) of the definition of "Fundamental Change" in any BX 2027 Note to occur.

(c)	WFOE shall not, without the prior written consent of the Facility Agent:

(i)	demand repayment or prepayment of any loan advanced to Mr. Chen or Mr. Zhang under a loan agreement referred to in paragraph (a) or (b) of the definition of "VIE Document";

(ii)	exercise any or all of its rights, remedies, powers or discretions under the share pledge agreement referred to in paragraph (c) of the definition of "VIE Document"; or

(iii)	exercise its option under the optional share purchase agreement referred to in paragraph (h) of the definition of "VIE Document" to acquire from Mr. Chen, Mr. Zhang or VIECo all or any part of the equity interests in VIECo or HoldCo.

(d)	HoldCo shall pay to each ProjectCo the service fees and all other amounts accrued for each financial quarter under the Transfer Pricing Policy on or before the last day of that financial quarter.

(e)	At any time while an Event of Default is continuing, no ProjectCo shall:

(i)	pay or permit to be paid to HoldCo any fee or other amount payable under the Transfer Pricing Policy; or

(ii)	repay any Intercompany Liability except (in the case of WFOE only) in accordance with paragraph (c) of Clause 20.12 (Loans or credit).

(f)	HoldCo shall not:

(i)	transfer or assign to any person (other than Beijing ProjectCo) any of its rights or obligations under any customer contract relating to any managed hosting service provided by Beijing ProjectCo; or

(ii)	designate the bank account of any person (other than that of the relevant ProjectCo) for collection for any amount payable under any customer contract relating to any managed hosting service provided by that ProjectCo.

(g)	Shanghai ProjectCo only provide managed hosting service on behalf of HoldCo under the Transfer Pricing Policy and it shall not directly enter into any customer contract in connection with managed hosting service provided by it.

20.16	Cash Pool

(a)	Each Obligor shall ensure that the US Dollar Amount of the net outflow quota of the Cash Pool is not, at any time, less than US$100,000,000.

(b)	Each Obligor shall ensure that each of 上海原序科技有限公司, VNET New Infrastructure Engineering (Group) Limited and 北京中顺永峰投资顾问有限公司will:

(i)	comply with the provisions of the Cash Pool Document; and

(ii)	not, without the prior written consent of the Facility Agent:

(A)	make or agree to any amendment or variation of or supplement to the Cash Pool Document;

(B)	terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel the Cash Pool Document;

(C)	grant or agree to any waiver of any of its rights or remedies under or in connection with the Cash Pool Document;

(D)	give any consent under or in connection with the Cash Pool Document; or

(E)	assign, transfer, novate, dispose or otherwise relinquish its rights and/or obligations under the Cash Pool Document or permit such assignment, transfer, novation, disposal or relinquishment of rights and/or obligations by any counterparty of the Cash Pool Document.

20.17	Intellectual Property

Each member of the Group shall:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, has or is reasonably likely to have a Material Adverse Effect.

20.18	IRA

(a)	The Company shall open the IRA before the first Utilisation Date and ensure that the IRA is maintained with the Account Bank at all times.

(b)	The IRA must be operated in accordance with this Clause 20.18.

(c)	The IRA must be denominated in CNH.

(d)	The Company shall ensure that, the amount standing to the credit of the IRA (without taking into account any amount deposited into the IRA in accordance with paragraph (a)(v) of Clause 5.2 (Completion of a Utilisation Request)) is, on any date from the first Utilisation Date and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, not less than the Required IRA Balance.

(e)	The Security Agent may, and is irrevocably authorised to, operate the IRA including making any withdrawal from the IRA to pay an amount due to a Finance Party under a Finance Document.

(f)	The Company must not withdraw or transfer any amount standing to the credit of the IRA.

(g)	Paragraph (f) above does not apply if:

(i)	no Default is continuing on the date of that withdrawal;

(ii)	the amount standing to the credit of the IRA (after taking into account the amount requested to be withdrawn) is not less than the Required IRA Balance; and

(iii)	the amount requested to be withdrawn from the IRA is to be:

(A)	applied towards conversion by the Account Bank from CNH into US dollars; and

(B)	immediately thereafter, deposited into the Disbursement Account.

(h)	The Account Bank of the IRA may not be changed to another bank or financial institution without the prior consent of the Facility Agent (acting on the instructions of all the Lenders).

20.19	Disbursement Account

(a)	The Company shall open the Disbursement Account before the first Utilisation Date and ensure that the IRA is maintained with the Account Bank at all times.

(b)	The Disbursement Account must be operated in accordance with this Clause 20.19.

(c)	The Disbursement Account must be denominated in US dollars.

(d)	The Company must not withdraw or transfer any amount standing to the credit of the Disbursement Account.

(e)	Paragraph (d) above does not apply to a transfer to the account referred to in paragraph (a) of the definition of "SDHS Escrow Account" made at a time while no Event of Default is continuing.

(f)	The Account Bank of the Disbursement Account may not be changed to another bank or financial institution without the prior consent of the Facility Agent (acting on the instructions of all the Lenders).

20.20	Preservation of assets

Each member of the Group shall maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

20.21	Pari passu ranking

Each Transaction Obligor shall ensure that its payment obligations under the Finance Documents at all times rank and continue to rank at least pari passu with the claims of all of its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.22	Arm's length basis

(a)	Except as permitted by paragraph (b) below, no member of the Group shall enter into any transaction with any person except on arm's length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 20.22:

(i)	Intercompany Liabilities permitted under Clause 20.11 (Financial Indebtedness); or

(ii)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Facility Agent.

20.23	Applicable Sanctions, Anti-Corruption Laws, Anti-Terrorism Laws and Anti-Money Laundering Laws

(a)	Each Offshore Obligor shall (and shall ensure that each other Transaction Obligor or member of the Group will) comply with all applicable Sanctions, Anti-Corruption Laws, Anti-Terrorism Laws and Money Laundering Laws and shall take all actions necessary or which may be reasonably required by any Finance Party to comply with any applicable Sanctions, Anti-Corruption Laws, Anti-Terrorism Laws and Money Laundering Laws.

(b)	No Offshore Obligor shall (and each Offshore Obligor shall ensure that no other Transaction Obligor or member of the Group will) directly use the proceeds of the Facility (or lend, contribute or otherwise make available such proceeds to any person):

(i)	to fund or facilitate any activities or business of, with or related to (or otherwise make funds available to or for the benefit of) any person, who is a designated target of or who is located, incorporated, organised or ordinarily resident in a jurisdiction which is a designated target of Sanctions; or

(ii)	in any manner or for any purpose:

(A)	that is prohibited by Sanctions:

(1)	applicable to any Transaction Obligor, any member of the Group, any Finance Party or any of their respective Affiliates; or

(2)	under the law governing any Finance Document; or

(B)	that would result in a violation of Sanctions by any Transaction Obligor, any member of the Group, any Finance Party or any of their respective Affiliates.

20.24	Application of FATCA

Each Offshore Obligor shall ensure that no Obligor will become:

(a)	a FATCA FFI; or

(b)	a US Tax Obligor.

20.25	Use of proceeds

The Company shall ensure that the utilisation of each Facility and the use of proceeds of each Loan:

(a)	is in accordance with the purposes set out in Clause 3.1 (Purpose); and

(b)	does not and will not conflict with any law or regulation applicable to the Company (including any law and regulations of SAFE and any other applicable laws and regulations in force in the PRC).

20.26	Constitutional documents

No Obligor shall amend, vary or supplement in any material respect, or waive any of its material rights and/or remedies under, or terminate, supersede or rescind, any of the constitutional documents (including articles of association or constitution) of any Obligor, except for any amendment, variation, supplement, waiver, termination, superseding or rescission which:

(a)	is required by any applicable laws and regulations; and

(b)	does not and is not reasonably likely to have a material adverse effect on the interests of the Finance Parties under the Finance Documents.

20.27	Further assurance

(a)	Each Obligor shall (and the Parent shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Parent shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations and updating its statutory registers) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

20.28	Conditions subsequent

The Company shall deliver to the Facility Agent on the specified date each of the following documents and evidence (in form and substance satisfactory to the Majority Lenders), unless the Facility Agent (acting on the instructions of the Majority Lenders) has waived delivery of such document or evidence in writing:

(a)	by 6:00 pm on 1 February 2024 (or such later date as may be agreed to by the Facility Agent (acting on the instructions of the Majority Lenders)), evidence that all the amounts due and payable under the 2026 Convertible Notes as at 1 February 2024 have been paid and discharged in full;

(b)	by no later the date falling 60 days after the first Utilisation Date, evidence that the expiry date of the SAFE registration of the loan(s) under each facility agreement referred to in paragraph (a) or (b) of the definition of "Intercompany Loan Agreement (Company – WFOE)" is a date which is no earlier than the date falling two years after the Termination Date;

(c)	by no later than the date falling 20 Business Days after the first Utilisation Date, copies of the business interruption insurances, third party liability insurances and public liability insurances taken out by the members of the Group in compliance with Clause 21.5 (Insurances), and the receipts for the payment of premiums for such Insurances;

(d)	by no later than 29 February 2024:

(i)	a copy of the framework agreement to be entered into by the Parent, pursuant to which the Parent agrees to enter into a long-term strategic partnership with the other party to that framework agreement for at least two years in relation to the low carbon strategy of the Parent and/or the expansion of the operations of the Parent in Hong Kong, Taiwan and/or other territories outside of the PRC, and evidence that the Parent has given written notice to Success Flow International Investment Limited prior to the date of that framework agreement; or

(ii)	a copy of a supplemental agreement to the Voting and Consortium Agreement pursuant to which:

(A)	the Voting Term will commence on a date which falls on or before 29 February 2024; and

(B)	the commencement of the Voting Term will not be contingent on the satisfaction of any condition;

(e)	by no later than the commencement date of the Voting Term:

(i)	evidence that the commencement of the Voting Term will not and is not reasonably likely to result in any event or circumstance referred to in paragraph (a) of the definition of "Fundamental Change" in any BX 2027 Note; and

(ii)	a report filed by Mr. Chen, GenTao Capital Limited, Fast Horse Technology Limited, Sunrise Corporate Holding Ltd. and Personal Group Limited indicating that the equity securities in the Parent directly or indirectly beneficially owned by Mr. Chen and any other person acting as a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with Mr. Chen collectively represents not more than 50 per cent. of the voting power of all the Parent's then outstanding equity securities as at the commencement date of the Voting Term;

(f)	by no later than the date falling 60 days after the first Utilisation Date, evidence that the pledge over equity interests of Beijing ProjectCo has been duly registered with the SAMR;

(g)	by no later than the date falling 90 days after the first Utilisation Date, evidence that each of the PRC Guarantee and the Transaction Security Documents (other than the Shanghai Property Mortgage and the pledge over equity interests of Shanghai ProjectCo by HoldCo) to which a PRC Guarantor is a party has been registered with SAFE; and

(h)	by no later than 60 days after the Utilisation Date of the first Facility B Loan, evidence that each of the Shanghai Property Mortgage and the pledge over equity interests of Shanghai ProjectCo by HoldCo has been duly registered with SAFE.

21.	Property Undertakings

21.1	Title

(a)	The Company shall (and shall procure that each ProjectCo will) exercise its rights and comply in all respects with any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting the Property in all material respects in accordance with principles of good property management and industry standards in the PRC, in each case where failure to do so has or would be reasonably likely to materially adversely affect the interests its title to, use of, or the value of, the Property.

(b)	The Company shall not (and shall procure that no ProjectCo will) agree to any amendment, supplement, waiver, surrender or release of any covenant, stipulation or obligation (restrictive or otherwise) at any time affecting the Property except in accordance with principles of good property management and industry standards in the PRC in each case, in a manner which would be reasonably likely to materially adversely affect the interests its title to, use of, the value of or the saleability of, the Property.

21.2	Maintenance

(a)	Each Obligor shall ensure that all buildings, plant, machinery, fixtures and fittings on each Property are in, and maintained in:

(i)	good and substantial repair and condition and, as appropriate, in good working order in accordance with principles of good property management and industry standards in the PRC; and

(ii)	such repair, condition and, as appropriate, good working order as to enable them to be let in accordance with all applicable laws and regulations.

(b)	Each Obligor shall permit the Facility Agent to view the state of repair of each Property (subject always to the compliance with the relevant rules and regulations regulating access to that Property from time to time and provided that the access is not restricted pursuant to any confidentiality or other obligations binding on any Obligor) during normal business hours upon reasonable request in writing from time to time (but not more than once in any financial year of the Company unless the Facility Agent reasonably suspects a Default is continuing).

(c)	Each Offshore Obligor shall:

(i)	monitor the financial conditions of each ProjectCo; and

(ii)	if any ProjectCo's cash is not sufficient to settle any operating expense or capital expenditure, make available sufficient funds to settle such operating expense or capital expenditure.

21.3	Notices

The Company shall (and shall procure that each ProjectCo will), within 14 days after the receipt by it of any application, requirement, order or notice served or given by any public or local or any other authority with respect to a Property (or any part of it) or to the area in which it is situated and requiring action by any Obligor from any public or local planning authority:

(a)	deliver a copy to the Security Agent; and

(b)	inform the Security Agent of the steps taken or proposed to be taken to comply with the relevant requirement, order or notice.

21.4	Power to remedy

(a)	If the Facility Agent reasonably believes an Event of Default has occurred and is continuing, the Company shall ensure that each ProjectCo will allow the Facility Agent (or the Security Agent or its agents and contractors, as the case may be) upon the Facility Agent giving five Business Days prior written notice to the Company (except in the case of emergency):

(i)	to enter any part of a Property (subject always to compliance with the reasonable rules and regulations regulating access to that Property from time to time);

(ii)	to comply with or object to any notice served on such ProjectCo in respect of the relevant Property; and

(iii)	to take any action that the Security Agent may reasonably consider necessary or desirable to prevent or remedy any breach of any such term or to comply with or object to any such notice.

(b)	The Company shall immediately on request by the Security Agent pay the costs and expenses of the Security Agent or its agents and contractors incurred in connection with any action taken by it under this Clause to the extent an Event of Default has occurred and is continuing only.

(c)	No Finance Party shall be obliged to account as mortgagee in possession as a result of any action taken under this Clause.

21.5	Insurances

(a)	The Company shall ensure that each ProjectCo will, at all times from the first Utilisation Date, maintain in full force and effect:

(i)	property all-risks insurance in respect of its Property;

(ii)	business interruption insurance;

(iii)	public liability and third party liability insurance; and

(iv)	other insurances on and in relation to its business and assets against those risks as a prudent company or other person in the same business as the relevant ProjectCo would insure; and

in each case are in an amount, and in form, and with a reputable insurance company or underwriters, and to the extent usually insured against by prudent companies carrying on the same or substantially similar business in the same jurisdiction.

(b)	The Company shall use all reasonable endeavours to ensure that the Facility Agent receives copies of the Insurances, receipts for the payment of premiums for Insurance and any information in connection with the Insurances and claim under them which the Facility Agent may reasonably require.

(c)	The Company shall promptly notify the Facility Agent of:

(i)	the proposed terms of any future renewal of any of the Insurances;

(ii)	any amendment, supplement, extension, termination, avoidance or cancellation of any of the Insurances made or, to its knowledge (having made all due and careful enquiries), threatened or pending;

(iii)	to its knowledge (having made due enquiry), any claim, and any actual or threatened refusal of any claim, under any of the Insurances; and

(iv)	to its knowledge (having made due enquiry), any event or circumstance which has led or may lead to a breach by any ProjectCo of any term of this Clause.

(d)	The Company shall procure each ProjectCo will:

(i)	comply with the terms of the Insurances;

(ii)	not do or permit anything to be done which may make void or voidable any of the Insurances; and

(iii)	comply with all reasonable risk improvement requirements of its insurers.

(e)	The Company shall procure that each ProjectCo will ensure that:

(i)	each premium for the Insurances is paid within the period permitted for payment of that premium; and

(ii)	all other things necessary are done so as to keep each of the Insurances in force.

(f)	If the Company or any ProjectCo fails to comply with any term of this Clause 21.5, the Facility Agent may, at the expense of the Company and ProjectCo, effect any Insurance and generally do such things and take such other action as the Facility Agent may reasonably consider necessary or desirable to prevent or remedy any breach of this Clause 21.5.

(g)	Moneys received under liability policies held by any ProjectCo which are required by that ProjectCo to satisfy established liabilities of that ProjectCo to third parties shall be used to satisfy these liabilities.

21.6	Environmental matters

(a)	Each Offshore Obligor shall (and shall procure that each other Obligor will):

(i)	comply with all Environmental Law to which any Property is subject;

(ii)	obtain, maintain and ensure compliance with all requisite Environmental Permits applicable to it or to any Property; and

(iii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to it or the Property,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	Each Offshore Obligor shall (and shall procure that each other Obligor will), promptly upon becoming aware, notify the Facility Agent of:

(i)	any Environmental Claim started, or to its knowledge (having made all due and careful enquiries), threatened;

(ii)	any circumstances reasonably likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or notification of any Environmental Permit which has or is reasonably likely to have a Material Adverse Effect or is reasonably likely to materially adversely affect title to, use of, value of or saleability of the Property.

(c)	Each Offshore Obligor shall indemnify each Finance Party against any loss or liability which:

(i)	that Finance Party incurs as a result of any breach of any Environmental Law by any member of the Group or its employees; and

(ii)	would not have arisen if a Finance Document had not been entered into.

22.	Events of Default

Each of the events or circumstances set out in the following sub-clauses of this Clause 22 (Events of Default) (other than Clause 22.20 (Acceleration)) is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

22.2	Specific obligations

Any requirement of Clause 19 (Financial Covenants), Clause 20.8 (Acquisitions) 20.9 (Negative pledge), Clause 20.10 (Disposals), Clause 20.11 (Financial Indebtedness), Clause 20.12 (Loans or credit), Clause 20.13 (No guarantees or indemnities), Clause 20.14 (Dividends and share redemption), Clause 20.15 (Material Contracts and VIE Documents), Clause 20.21 (Pari passu ranking), Clause 20.28 (Conditions subsequent) or Clause 21 (Property Undertakings) is not satisfied.

22.3	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Transaction Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Specific obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the earlier of (i) the Facility Agent giving notice to the Company and (ii) any Transaction Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation or misstatement:

(a)	are capable of remedy; and

(b)	are remedied within ten Business Days of the earlier of the Facility Agent giving notice of the misrepresentation, breach of warranty or misstatement to the Company and any Transaction Obligor becoming aware of the misrepresentation, breach of warranty or misstatement.

22.5	Cross Default: General

(a)	Any Financial Indebtedness of any Transaction Obligor or any member of the Group (other than the Financial Indebtedness of Mr. Chen under the Bold Ally Facility Agreement) is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Transaction Obligor or any member of the Group (other than the Financial Indebtedness of Mr. Chen under the Bold Ally Facility Agreement) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor or any member of the Group (other than the Financial Indebtedness of Mr. Chen under the Bold Ally Facility Agreement) is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any Transaction Obligor or any member of the Group becomes entitled to declare any Financial Indebtedness of any Transaction Obligor or any member of the Group (other than the Financial Indebtedness of Mr. Chen under the Bold Ally Facility Agreement) due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur in respect of any member of the Group (other than the Obligors) under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness of any member of the Group (other than the Obligors) falling within paragraphs (a) to (d) above is less than RMB50,000,000 (or its equivalent in any other currency or currencies).

22.6	Cross default: BX Finance Documents, Bold Ally Facility Agreement and Permitted Parent Facility Agreement

(a)	Any Financial Indebtedness of any member of the Group arising under the BX Finance Documents or the Permitted Parent Facility Agreement is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group arising under the BX Finance Documents or the Permitted Parent Facility Agreement is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness arising under the BX Finance Documents or the Permitted Parent Facility Agreement due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	Any holder of a BX 2027 Note:

(i)	becomes entitled to require the Parent to redeem that BX 2027 Note pursuant to section 8(a) of that BX 2027 Note;

(ii)	delivers a notice of redemption to the Parent in accordance with section 8(a) of that BX 2027 Note; or

(iii)	takes any action, procedure or step in relation to the enforcement of its rights under that BX 2027 Note or any other BX Finance Document,

provided that no Event of Default under paragraph (ii) above will occur in respect of any notice of redemption delivered by any holder of a BX 2027 Note solely on the ground that a Fundamental Change (as defined in that BX 2027 Note) has occurred as a result of the entry into or performance of, or the transactions contemplated by, the Voting and Consortium Agreement by the parties thereto at any time before the commencement of the Voting Term.

(e)	The lender under the Bold Ally Facility Agreement makes any demand for payment under the guarantee given by Mr. Chen under the Bold Ally Facility Agreement;

(f)	Any action, procedure or step is taken by the lender of Bold Ally Facility Agreement in relation to the enforcement of its rights under the finance documents (howsoever described) under the Bold Ally Facility Agreement (including any notice of acceleration).

22.7	Insolvency

(a)	A Transaction Party (other than Mr. Chen and Mr. Zhang):

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed, or is declared, under any applicable law to be unable to pay its debts as they fall due;

(iii)	suspends making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Transaction Party (other than Mr. Chen and Mr. Zhang) is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Transaction Party (other than Mr. Chen and Mr. Zhang).

(d)	Any of the following occurs in respect of Mr. Chen or Mr. Zhang:

(i)	he is, or is deemed for the purposes of any applicable law to be, unable to pay his debts as they fall due or bankrupt, suspends making payments on any of his debts or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of his creditors with a view to rescheduling any of his indebtedness;

(ii)	he admits his inability to pay his debts as they fall due;

(iii)	he commits an act of bankruptcy;

(iv)	any of his indebtedness is subject to a moratorium; or

(v)	he dies or becomes of unsound mind or by reason of any illness or incapacity becomes incapable of managing his own affairs or becomes a patient under any mental health legislation or a protection order is made against him.

(e)	If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default.

22.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken or occurs in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, striking-off, restructuring officer, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Party;

(ii)	a composition or arrangement with any creditor of any Transaction Party, or an assignment for the benefit of creditors generally of any Transaction Party or a class of such creditors;

(iii)	the appointment of a liquidator, trustee in bankruptcy, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Transaction Party or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Party,

or any analogous procedure or step is taken or occurs in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

22.9	Creditors' process

(a)	Any expropriation, attachment, sequestration, distress, execution or analogous event affects any asset or assets of a Transaction Obligor or a member of the Group is not discharged within 14 days.

(b)	No Event of Default under paragraph (a) above will occur in respect of any member of the Group (other than the Obligors) if the aggregate value of the asset or assets of the members of the Group which are subject to expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction is less than RMB50,000,000 (or its equivalent in other currencies).

22.10	Property

(a)	Beijing ProjectCo ceases to directly own the Beijing Property.

(b)	Shanghai ProjectCo ceases to directly own the Shanghai Property.

(c)	A Property in whole, or a substantial part thereof, is destroyed by fire, typhoon, storm, floods, explosion, earthquake, aircraft damage or otherwise.

(d)	Any Governmental Agency expropriates or has initiated step(s) to expropriate or take back possession of all or any part of a Property or the term of land use rights for which that Property is held by the relevant ProjectCo is determined prior to the expiry of its original term as specified in the land use rights certificate of that Property.

(e)	A Property, or a substantial part thereof, is seized or is compulsorily purchased or acquired, whether or not any compensation is paid therefor.

22.11	Effectiveness of Material Supply Contracts, VIE Documents, Transfer Pricing Policy and Voting and Consortium Agreement

(a)	A termination event or an event of default (howsoever described) occurs under any Material Supply Contract or VIE Document, the Voting and Consortium Agreement or the Transfer Pricing Policy which is not cured within the originally specified cure period (if any).

(b)	Any Material Supply Contract or VIE Document, the Voting and Consortium Agreement or the Transfer Pricing Policy is terminated, is not or ceases to be in full force and effect or is or becomes unenforceable in accordance with its terms.

(c)	It is or becomes illegal for a party to a Material Supply Contract, a VIE Document, the Voting and Consortium Agreement or the Transfer Pricing Policy to perform any of its obligations.

(d)	The Voting Term does not commence on or before 29 February 2024.

22.12	Modification of permits

(a)	Any modification, revocation or cancellation of any Authorisation occurs which has or is reasonably likely to have a material adverse effect on the business and cashflow of any member of the Restricted Group or the Group taken as a whole.

(b)	Any IDC Licence held by any Transaction Obligor or any member of the Group is:

(i)	revoked, withdrawn, terminated or cancelled; or

(ii)	modified in a manner which has or is reasonably likely to have a material adverse effect on the interest of the Finance Parties under the Finance Documents.

22.13	Cessation of business

(a)	A Transaction Obligor suspends or ceases, or threatens to suspend or cease, to carry on all or a part of its business.

(b)	A Transaction Obligor abandons or forfeits the operation of its assets, business or property (or any substantial part thereof) which has or is reasonably likely to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole.

(c)	The assets, business or property (or a substantial part thereof) of any Transaction Obligor are shut down or otherwise ceases to operate which has or is reasonably likely to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole.

(d)	Any Transaction Obligor suffers total loss or damage in respect of its assets, business or property (or a substantial part thereof) which has or is reasonably likely to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole.

22.14	Unlawfulness and invalidity

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents cease to be effective.

(b)	Any obligation or obligations of any Transaction Obligor under any Transaction Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Transaction Documents.

(c)	Any Transaction Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

22.15	Repudiation

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

22.16	Expropriation

The authority or ability of any member of the Group or any Transaction Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any Transaction Obligor or any of its assets.

22.17	Litigation

(a)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened, or any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Transaction Obligor or any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

(b)	The Existing Litigation is adversely determined against the Parent or Mr. Chen.

22.18	Audit qualification

The applicable auditors qualify the audited annual financial statements of any Obligor.

22.19	Material adverse change

Any event or circumstance, or series of events or circumstances, occurs which has or is reasonably likely to have a Material Adverse Effect.

22.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders:

(a)	by notice to the Company and without prejudice to the participations of any Lender in any Loans then outstanding:

(i)	cancel the Total Commitments (and reduce them to zero), whereupon they shall immediately be cancelled (and reduced to zero);

(ii)	if not already cancelled under paragraph (i) above, cancel any part of any Commitment (and reduce such Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the relevant Commitment shall be immediately reduced accordingly);

(iii)	declare that all or part of the Loans, together with accrued interest, and all other amounts (including any applicable Make Whole Premium) accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Loans, together with accrued interest, and all other amounts (including any applicable Make Whole Premium) accrued or outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

23.	Changes to the Lenders

23.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 23, a Lender (the "Existing Lender") may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

(b)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

23.2	Conditions of assignment or transfer

(a)	The consent of the Company is not required for any assignment or transfer by a Lender pursuant to this Clause 23.

(b)	A transfer will be effective only if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(c)	An assignment will be effective only if the procedure and conditions set out in Clause 23.6 (Procedure for assignment) are complied with.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$5,000.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Transaction Obligor;

(iii)	the performance and observance by any Transaction Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" or other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Transaction Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Transaction Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Transaction Obligor and the New Lender have assumed and/or acquired the same in place of that Transaction Obligor and the Existing Lender;

(iii)	each Administrative Party, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent each Administrative Party and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

(d)	The procedure set out in this Clause 23.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all "know your customer" or other similar procedures that it is required (or deems desirable) to conduct in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Transaction Obligor and the other Finance Parties from the obligations owed by it (the "Relevant Obligations") and expressed to be the subject of the release in the Assignment Agreement;

(iii)	the New Lender shall become a Party as a "Lender" and will be bound by obligations equivalent to the Relevant Obligations; and

(iv)	if the assignment relates only to part of the Existing Lender's participation in the outstanding Loans, that part will be separated from the Existing Lender's participation in the outstanding Loans, made an independent debt and assigned to the New Lender as a whole debt.

(d)	Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Transaction Obligor from the obligations owed to that Transaction Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

(e)	The procedure set out in this Clause 23.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

23.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

(a)	The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

(b)	Each New Lender shall, as soon as reasonably practicable after an assignment or transfer to it has become effective pursuant to this Clause 23, notify each PRC Guarantor in writing.

23.8	Existing consents and waivers

A New Lender shall be bound by any consent, waiver, election or decision given or made by the relevant Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to such New Lender.

23.9	Exclusion of Facility Agent's liability

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that the Facility Agent shall not be obliged to enquire as to the accuracy of any representation or warranty made by a New Lender in respect of its eligibility as a Lender.

23.10	Assignments and transfers to Obligor group

A Lender may not assign or transfer to any Transaction Obligor or any Affiliate of any Transaction Obligor any of such Lender's rights or obligations under any Finance Document, except with the prior written consent of all the Lenders.

23.11	Security over Lenders' rights

(a)	In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(i)	any charge, pledge, assignment or other Security to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including any transfer or assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(ii)	any charge, assignment, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment, pledge or Security shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)	The limitations on assignment or transfer by a Lender set out in any Finance Document, in particular in Clause 23.1 (Assignments and transfers by the Lenders) and Clause 23.2 (Conditions of assignment or transfer) shall not apply to:

(i)	the creation of Security pursuant to paragraph (a)(i) above; or

(ii)	any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank to a third party in connection with the enforcement of such Security.

(c)	Any Lender may disclose such Confidential Information as that Lender is required to disclose to a federal reserve or central bank to (or through) whom it creates Security pursuant to paragraph (a)(i) above and any federal reserve or central bank may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

24.	Changes to the Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer (including pursuant to a plan of division) any of its rights or obligations under the Finance Documents, except with the prior written consent of all the Lenders.

25.	Role of the Administrative Parties

25.1	The Facility Agent and the Security Agent

(a)	Each other Finance Party appoints the Facility Agent and the Security Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Facility Agent and Security Agent to:

(i)	enter into each Finance Document expressed to be entered into by the Facility Agent and the Security Agent (as applicable); and

(ii)	perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Without prejudice to the generality of paragraph (b) above, each Finance Party:

(i)	confirms its approval of each Transaction Security Document; and

(ii)	authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to enter into and enforce the Transaction Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

25.2	Security Agent as trustee

Unless expressly provided to the contrary in any Finance Document, the Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.

25.3	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

25.4	Instructions

(a)	Each of the Facility Agent and the Security Agent shall:

(i)	exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the relevant Finance Party or group of Finance Parties if a Finance Document stipulates the matter is a decision for that Finance Party or group of Finance Parties; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if a Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

(b)	Each of the Facility Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Facility Agent or the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Facility Agent's or Security Agent's own position in its personal capacity as opposed to its role of Facility Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including, without limitation, Clause 25.7 (No fiduciary duties) to Clause 25.13 (Exclusion of liability), Clause 25.17 (Confidentiality) to Clause 25.29 (Custodians and nominees) and Clause 25.32 (Acceptance of title) to Clause 25.35 (Disapplication of Trustee Ordinance);

(iv)	in respect of the exercise of the Security Agent's discretion to exercise a right, power or authority under any of:

(A)	Clause 26.1 (Order of application);

(B)	Clause 26.2 (Prospective liabilities); and

(C)	Clause 26.5 (Permitted deductions).

(e)	If giving effect to instructions given by the Majority Lenders would (in the Facility Agent's or the Security Agent's opinion) have an effect equivalent to an amendment or waiver referred to in Clause 35 (Amendments and waivers), the Facility Agent or Security Agent (as applicable) shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party whose consent would have been required in respect of that amendment or waiver.

(f)	The Facility Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(g)	Without prejudice to the remainder of this Clause 25.4, in the absence of instructions, each of the Facility Agent and Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Facility Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.

(h)	Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (h) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

25.5	Duties of the Facility Agent and the Security Agent

(a)	The duties, obligations and responsibilities of the Facility Agent and Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, each of the Facility Agent and Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, neither the Facility Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent or Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than to any Administrative Party) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	Each of the Facility Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.6	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has obligations of any kind to any other Party under or in connection with any Finance Document.

25.7	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	an Administrative Party (other than the Security Agent) as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.

(b)	No Administrative Party shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

25.8	Business with the Group

Any Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Transaction Obligor.

25.9	Rights and discretions

(a)	Each of the Facility Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Facility Agent and Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Finance Parties or Secured Parties) that:

(i)	no Default has occurred (unless, in the case of the Facility Agent, it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)	Each of the Facility Agent and Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Facility Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Facility Agent or Security Agent (as applicable) in its reasonable opinion deems this to be necessary.

(e)	Each of the Facility Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Facility Agent's or the Security Agent's (as applicable) gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise each of the Facility Agent and Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under any Finance Document.

(h)	Notwithstanding any other provision of any Finance Document to the contrary:

(i)	no Administrative Party is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality; and

(ii)	any Administrative Party may do anything which, in its opinion, is necessary or desirable to comply with any applicable law or regulation.

(i)	Notwithstanding any provision of any Finance Document to the contrary, no Administrative Party is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.10	Responsibility for documentation

No Administrative Party is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, a Transaction Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.11	No duty to monitor

Neither the Facility Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.12	Relevant information

Without affecting the responsibility of the Transaction Obligors for information supplied by it or on its behalf in connection with any Finance Document, each of the Lenders accepts and acknowledges to each Administrative Party that:

(a)	some or all of the information (including, without limitations, financial projections and/or other financial data) that has or may be provided to the Lenders (through the Facility Agent, the Security Agent or otherwise) is or may constitute inside information, price sensitive information, material non-public information (or other similar class of information as may be relevant) or otherwise be subject to legal or regulatory control due to its non-public nature in relation to the Company or the Group (the "Price Sensitive Information") and that the use of such information may be regulated or prohibited by applicable laws and regulations relating to, among other things, insider dealing and/or market abuse;

(b)	upon possession of the Price Sensitive Information, a Lender may be prohibited or restricted under the applicable laws and regulations from, among other things, dealing in or counselling or procuring another person to deal in the listed securities of the Company or their derivatives, or the listed securities of a related corporation (or any other relevant entity subject to the scope of applicable laws and regulations) of the Company or their derivatives, or otherwise from using or disclosing the Price Sensitive Information;

(c)	none of the Facility Agent, the Security Agent nor the Arranger will be liable for any action taken by it under or in connection with distributing the information provided that where it is required to act on the instructions of any Lender or Lenders, the Facility Agent or the Security Agent may ask for a confirmation or certificate (in form and substance satisfactory to the Facility Agent or the Security Agent, as relevant) confirming that the instructing Lender or Lenders is or are not in possession of any Price Sensitive Information and that it is or they are not instructing the Facility Agent or Security Agent, as relevant, to act as a consequence of being in possession of any Price Sensitive Information; and

(d)	any information received under or in connection with the Finance Documents shall not be used for any unlawful purpose, and each Lender shall make an independent evaluation of, and ensure its compliance with, any legal and regulatory restrictions on the use and/or disclosure of such information, including (without limitation) any applicable listing rules or other issued guidance or regulations relating to the trading of listed instruments.

25.13	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of an Administrative Party, any Receiver or any Delegate), none of the Administrative Parties, any Receiver or any Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property, other than by reason of its gross negligence or wilful misconduct;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of an Administrative Party, any Receiver or any Delegate) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications or computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than that Administrative Party, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of an Administrative Party, a Receiver or a Delegate in respect of any claim it might have against an Administrative Party, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property and any officer, employee or agent of an Administrative Party, a Receiver or a Delegate may rely on this Clause 25.13 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)	Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent or the Security Agent (as applicable) if the Facility Agent or the Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent or Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige any Administrative Party to carry out:

(i)	any "know your customer" or other procedures in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party or for any Affiliate of any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to each Administrative Party that it is solely responsible for any such procedures or checks it is required to conduct and that it shall not rely on any statement in relation to such procedures or checks made by any Administrative Party.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of an Administrative Party, any Receiver or Delegate, any liability of an Administrative Party, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Administrative Party, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Administrative Party, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall an Administrative Party, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Administrative Party, the Receiver or Delegate has been advised of the possibility of such loss or damages.

25.14	Lenders' indemnity to the Facility Agent and Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability (including, for negligence, in relation to any FATCA-related liability or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the Facility Agent's, the Security Agent's or the Receiver's or the Delegate's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to payment systems etc.), notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Facility Agent, Security Agent, Receiver or Delegate has been reimbursed by a Transaction Obligor pursuant to a Finance Document).

(b)	The Company must immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent, the Security Agent, a Receiver or a Delegate under paragraph (a) above except to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent, the Security Agent, a Receiver or a Delegate to a Transaction Obligor.

25.15	Resignation of the Facility Agent and the Security Agent

(a)	Each of the Facility Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Facility Agent or the Security Agent may resign by giving 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent or Security Agent (as applicable).

(c)	If the Majority Lenders have not appointed a successor Facility Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Facility Agent or Security Agent (as applicable) (after consultation with the Lenders and the Company) may appoint a successor Facility Agent or Security Agent (as applicable) (acting through an office in Hong Kong).

(d)	If the Facility Agent or the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Facility Agent or the Security Agent is entitled to appoint a successor under paragraph (c) above, the Facility Agent or the Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor to become a party to this Agreement or any other Finance Document as Facility Agent or Security Agent) agree with the proposed successor amendments to this Clause 25 and any other term of this Agreement or any other Finance Document dealing with the rights or obligations of the Facility Agent or the Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency or security agency fee payable under this Agreement which are consistent with the successor Facility Agent's or Security Agent's normal fee rates and those amendments will bind the Parties.

(e)	The retiring Facility Agent or Security Agent (as applicable) shall:

(i)	make available to the successor Facility Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Facility Agent or Security Agent (as applicable) those documents and effect any registrations as may be reasonably required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent or Security Agent.

(f)	The Company shall, within three Business Days of demand, reimburse the retiring Facility Agent or Security Agent (as applicable) for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(g)	The resignation notice of the Facility Agent or Security Agent (as applicable) shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Security Property to that successor.

(h)	Upon the appointment of a successor, the retiring Facility Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above and, in the case of the Security Agent, under Clause 25.33 (Winding up of security arrangements)) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent), Clause 14.4 (Indemnity to the Security Agent) and this Clause 25 (and any fees for the account of the retiring Facility Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(i)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents:

(i)	the Facility Agent fails to respond to a request under Clause 11.7 (FATCA and other information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 11.7 (FATCA and other information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

(j)	Each Transaction Obligor shall, at its own cost, take any action and enter into any document required by any successor Security Agent to ensure that each Transaction Security Document provides for effective and perfected security in favour of the successor Security Agent.

25.16	Replacement of the Facility Agent and the Security Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Facility Agent or to the Security Agent replace the Facility Agent or Security Agent (as applicable) by appointing a successor Facility Agent or Security Agent.

(b)	The retiring Facility Agent or Security Agent shall (at the expense of the Lenders):

(i)	make available to the successor Facility Agent or Security Agent such documents and records and provide such assistance as the successor Facility Agent or Security Agent may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Facility Agent or Security Agent those documents and effect any registrations as may be reasonably required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent or Security Agent.

(c)	The appointment of the successor Facility Agent or Security Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent or Security Agent. As from this date, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above and, in the case of the Security Agent, under Clause 25.33 (Winding up of security arrangements)) but shall remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent), Clause 14.4 (Indemnity to the Security Agent) and this Clause 25 (and any fees for the account of the retiring Facility Agent or Security Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent or Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.17	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties, the Facility Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or Security Agent, it may be treated as confidential to that division or department and the Facility Agent or Security Agent (as applicable) shall not be deemed to have notice of it.

(c)	Neither the Facility Agent nor Security Agent shall be obliged to disclose to any other Finance Party any information supplied to it by the Company or any Affiliates of the Company on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

25.18	Relationship with the Lenders

(a)	The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(ii) of Clause 31.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)	Each Finance Party and each Transaction Obligor shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

25.19	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

25.20	Agent's and Security Agent's management time

(a)	Any amount payable to the Facility Agent or Security Agent under Clause 14.3 (Indemnity to the Facility Agent), Clause 14.4 (Indemnity to the Security Agent), Clause 15 (Costs and expenses) and Clause 25.14 (Lenders' indemnity to the Facility Agent and Security Agent) shall include the cost of utilising the management time or other resources of the Facility Agent or Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent or Security Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Facility Agent or Security Agent under Clause 10 (Fees).

(b)	Without prejudice to paragraph (a) above in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by a Transaction Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Company agreeing that it is otherwise appropriate in the circumstances,

the Company shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Company fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of Hong Kong (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties.

25.21	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.22	Amounts paid in error

(a)	If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent.

(b)	Neither:

(i)	the obligations of any Party to the Facility Agent; nor

(ii)	the remedies of the Facility Agent,

(whether arising under this Clause 25.22 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).

(c)	All payments to be made by a Party to the Facility Agent (whether made pursuant to this Clause 25.22 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, "Erroneous Payment" means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (in its sole discretion) was made in error.

25.23	Notice periods

Unless expressly provided to the contrary, where this Agreement specifies a minimum period of notice to be given to the Facility Agent or the Security Agent, the Facility Agent or the Security Agent (as applicable) may, at its discretion, accept a shorter notice period.

25.24	Conflict with Transaction Security Documents

If there is any conflict between this Agreement and any Transaction Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

25.25	Reliance and engagement letters

The Facility Agent and the Security Agent may obtain and rely on any certificate, report or other document from any professional adviser or expert (including any Obligor's auditor) and may enter into any reliance letter or engagement letter relating to that certificate, report or other document on such terms as it may consider appropriate (including, without limitation, restrictions on the adviser's or expert's liability and the extent to which that certificate, report or other document may be relied on or disclosed).

25.26	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to perfect or protect the Transaction Security including any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

25.27	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

25.28	Certificate of non-crystallisation

The Security Agent may, at the cost and request of the Company, issue certificates of non-crystallisation of floating charges.

25.29	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any Security Property as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any other document and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.30	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

25.31	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate security agent or as a co-security agent jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for the purposes of enforcing any Finance Document, or obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Company and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable Indirect Tax) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

25.32	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Transaction Obligor to remedy, any defect in its right or title.

25.33	Winding up of security arrangements

If the Security Agent, with the approval of the Facility Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations and liabilities secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 25.15 (Resignation of the Facility Agent and the Security Agent) or been replaced pursuant to Clause 25.16 (Replacement of the Facility Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

25.34	Powers supplemental to Trustee Ordinance

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Ordinance and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

25.35	Disapplication of Trustee Ordinance

Section 3A of the Trustee Ordinance shall not apply to the duties of the Security Agent in relation to the trusts constituted by any Finance Document. Where there are any inconsistencies between the Trustee Ordinance and the provisions of the Finance Documents, the provisions of the Finance Documents shall, to the extent permitted by law and regulation, prevail.

26.	Application of proceeds

26.1	Order of application

Subject to Clause 26.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 26, the "Recoveries") shall be held by the Security Agent in accordance with Clause 25.2 (Security Agent as trustee) to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26), in the following order:

(a)	in payment of any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by any Secured Party in connection with any realisation or enforcement of the Transaction Security in accordance with the terms of this Agreement; and

(c)	in payment to the Facility Agent for application in accordance with this Agreement.

26.2	Prospective liabilities

After enforcement of any of the Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in one or more interest-bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself or any other Finance Party) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 26.1 (Order of application) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

26.3	Investment of proceeds

Except as otherwise provided in any Transaction Security Document, the Security Agent may:

(a)	invest any Recoveries in the name of, or under the control of, the Security Agent in any investment for the time being authorised by Hong Kong law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	place any Recoveries on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including itself or any other Finance Party) and on such terms as the Security Agent may agree.

26.4	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities, the Security Agent may convert any moneys it receives or recovers from one currency to another, at a market rate of exchange.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

26.5	Permitted deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

26.6	Good discharge

(a)	Any distribution or payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Finance Parties.

(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that distribution or payment, by the Security Agent.

(c)	The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

27.	Conduct of business by the Finance Parties

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	Sharing among the Finance Parties

28.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers (whether by set-off or otherwise) any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 29.5 (Partial payments) towards the obligations of that Transaction Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party's rights

(a)	On a distribution by the Facility Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Transaction Obligor, the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Transaction Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount");

(b)	at the time of the request by the Facility Agent under paragraph (a) above, the Sharing Finance Party will be subrogated to the rights of the Recovering Finance Party in respect of the relevant Redistributed Amount; and

(c)	if and to the extent that the Sharing Finance Party is not able to rely on its rights under paragraph (b) above, as between the relevant Transaction Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Transaction Obligor.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 28, have a valid and enforceable claim against the relevant Transaction Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.	Payment mechanics

29.1	Payments to the Facility Agent

(a)	On each date on which a Transaction Obligor or a Lender is required to make a payment under a Finance Document, that Transaction Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of the relevant currency and with such bank as the Facility Agent, in each case, specifies.

29.2	Distributions by the Facility Agent

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of the relevant currency.

(b)	The Facility Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Facility Agent as being so entitled on that date provided that the Facility Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

29.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Transaction Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Transaction Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Transaction Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent is willing to make available amounts for the account of the Company before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Company:

(i)	the Company shall on demand refund it to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

29.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to an Administrative Party, any Receiver or any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (i) above), Make Whole Premium or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Transaction Obligor.

29.6	No set-off by Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, CNH is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than CNH shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

29.10	Disruption to payment systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company for a period of not more than five days with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)	the Facility Agent shall promptly notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	Set-off

A Finance Party may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	Notices

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Offshore Obligor, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Arranger, the Facility Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent's signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	All communications or documents to be made or delivered from or to an Obligor shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 31 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, on a non-working day or after 5pm in the place of receipt shall be deemed only to become effective on the next working day in that place.

31.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Facility Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their electronic mail address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, on a non-working day or after 5pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the next working day in that place.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 31.5.

(f)	An electronic communication will be treated as being in writing for the purposes of the Finance Documents.

31.6	English language

(a)	Any communication made under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	Calculations and certificates

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	Subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

33.	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law, and may be waived only in writing and specifically.

35.	Amendments and waivers

35.1	Required consents

(a)	Subject to Clause 35.3 (All Lender matters) and Clause 35.4 (Other exceptions) any term of or any right or remedy under the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent or, where applicable, the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 35.

35.2	Split voting

(a)	A Lender may have more than one vote in relation to its share in the Loan or Commitment for the purposes counting towards any decision by that Lender under the Finance Documents and may split its vote in whatever percentages it may choose and may vote each percentage of its votes in different ways.

(b)	If a Lender exercises its rights under paragraph (a) above in respect of any part of its Commitment(s), such Lender shall notify the Facility Agent of the portions into which it has split its Commitment(s).

35.3	All Lender matters

Subject to Clause 35.4 (Other exceptions) an amendment or waiver of, or a consent in relation to, any term of, or any right or remedy under, any Finance Document that has the effect of changing or which relates to:

(a)	the definition of "Majority Lenders" in Clause 1.1 (Definition);

(b)	an extension to the date of payment of any amount payable to or for the account of the Lenders under the Finance Documents;

(c)	a reduction in the Interest Rate or a reduction in the amount of any payment of principal, interest, fees or commission payable to or for the account of the Lenders under the Finance Documents;

(d)	a change in currency of payment of any amount payable to or for the account of the Lenders under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably, other than under Clause 2.2 (Increase);

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.3 (Finance Parties' rights and obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 7.2 (Mandatory prepayment - Exit, Listing Event and Regulatory Event), Clause 7.3 (Mandatory prepayment – Cure), Clause 7.4 (Mandatory Prepayment — Casualty Proceeds, Condemnation Proceeds and Insurance Proceeds), Clause 7.5 (Mandatory Prepayment — Property Sale) Clause 23 (Changes to the Lenders), Clause 24 (Changes to the Transaction Obligors), Clause 28 (Sharing among the Finance Parties), this Clause 35, Clause 39 (Governing law), Clause 40.1 (Jurisdiction of Hong Kong courts) or Clause 40.3 (Waiver of immunity);

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 16 (Guarantee and indemnity), the PRC Guarantee or the Mr. Chen Undertaking;

(ii)	any Transaction Security or the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or

(i)	(other than as expressly permitted by the provisions of any Finance Document) the release of any guarantee and indemnity granted under Clause 16 (Guarantee and indemnity), the PRC Guarantee or the Mr. Chen Undertaking or any Transaction Security,

shall not be made without the prior consent of all the Lenders.

35.4	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of an Administrative Party (in its capacity as such) may not be effected without the consent of that Administrative Party.

(b)	A Fee Letter may be amended or waived with the agreement of each Administrative Party that is a party to that Fee Letter and the Company.

36.	Confidential Information

36.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	to any of its Affiliates and Related Funds (together with such Finance Party, the "Permitted Parties") and any of its or their officers, directors, employees, professional advisers, auditors, partners, insurers, reinsurers, insurance brokers, reinsurance brokers, service providers and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (i) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(ii)	to any person:

(A)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's agents, Affiliates, Related Funds, Representatives and professional advisers;

(B)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person's agents, Affiliates, Related Funds, Representatives and professional advisers;

(C)	appointed by any Finance Party or by a person to whom paragraph (ii)(A) or (ii)(B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 24.20 (Relationship with the Lenders));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (ii)(A) or (ii)(B) above;

(E)	to whom information is required or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(F)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(G)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 23.11 (Security over Lenders' rights);

(H)	who is a Party; or

(I)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)	in relation to paragraphs (ii)(A), (ii)(B) and (ii)(C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to paragraph (ii)(D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(3)	in relation to paragraphs (ii)(E), (ii)(F) and (ii)(G) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(iii)	to any person appointed by that Finance Party or its Affiliates or by a person to whom paragraph (ii)(A) or (ii)(B) above applies to provide administration or settlement or other professional services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iii) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking;

(iv)	to any rating agency (including its professional advisers) of a Permitted Party such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information; and

(v)	to any direct or indirect provider of credit protection to any Permitted Party (or its brokers).

(b)	A Finance Party may disclose its role (whether as Arranger, Facility Agent, Security Agent, Lender or otherwise) in the transactions contemplated by the Finance Documents, including through customary tombstones or case studies in marketing materials, pitches, press or advertisements, as well as for the purposes of league tables.

36.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Transaction Obligors the following information:

(i)	names of Transaction Obligors;

(ii)	country of domicile of Transaction Obligors;

(iii)	place of incorporation of Transaction Obligors;

(iv)	date of this Agreement;

(v)	governing law of this Agreement;

(vi)	the names of the Facility Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities;

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of the Facilities;

(xii)	ranking of the Facilities;

(xiii)	Termination Date for each Facility;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Transaction Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Offshore Obligor represents that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall promptly notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Transaction Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Transaction Obligors by such numbering service provider.

36.4	Entire agreement

This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.6	Continuing obligations

The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Transaction Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	Bail-In

38.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including:

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

38.2	Bail-In definitions

In this Clause 38:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to the United Kingdom, the UK Bail-in Legislation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

39.	Governing law

This Agreement is governed by the laws of Hong Kong.

40.	Enforcement

40.1	Jurisdiction of Hong Kong courts

(a)	Unless specifically provided in another Finance Document in relation to that Finance Document, the courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute relating to the existence, validity or termination of any Finance Document) (a "Dispute").

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

40.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Parent:

(i)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Parent of the process will not invalidate the proceedings concerned.

(b)	Each Offshore Obligor expressly agrees and consents to the provisions of this Clause 39.2.

40.3	Waiver of immunity

Each Offshore Obligor irrevocably and unconditionally, to the extent permitted by applicable law:

(a)	waives all rights of immunity to which it or its revenues or assets may be entitled (irrespective of their use or intended use);

(b)	agrees not to claim any immunity from:

(i)	proceedings brought in any jurisdiction against it or its assets by a Finance Party in relation to a Dispute;

(ii)	recognition or enforcement in any jurisdiction of any judgment or order given in relation to a Dispute; or

(iii)	execution, attachment or other legal process in any jurisdiction against it or its assets in relation to a Dispute,

and, in each case, to ensure that no such claim is made on its behalf;

(c)	submits to the jurisdiction of any court in relation to the recognition of any judgment or order given in relation to a Dispute; and

(d)	consents generally to the enforcement in any jurisdiction of any judgment or order given in relation to a Dispute and the giving of any relief in any jurisdiction, whether before or after final judgment, including, without limitation:

(i)	relief by way of interim or final injunction or order for specific performance or recovery of any assets; and

(ii)	execution, attachment or other legal process against any assets (irrespective of their use or intended use).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Lenders

Original Lenders	Facility A Commitments	Facility B Commitments
CNCB (Hong Kong) Investment Limited	CNH200,000,000	CNH0
Total	CNH200,000,000	CNH0

Schedule 2
Conditions Precedent

Part I
Conditions Precedent to Initial Utilisation

1.	Transaction Obligors

(a)	A copy of the constitutional documents of each Obligor.

(b)	A copy of the business registration certificate of the Company.

(c)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Increase Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	in the case of the Parent, WFOE, VIECo, HoldCo and the ProjectCos, resolving that it is in the best interests of that Obligor to enter into the transactions contemplated by the Finance Documents to which it is a party.

(d)	A certificate of a director of each Obligor substantially in the form of Part 3 of this Schedule.

(e)	A copy of a resolution signed by all the holders of the issued shares in each of WFOE, VIECo, HoldCo and the ProjectCos, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Obligor is a party.

(f)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.

(g)	A certified copy of the PRC identity card of Mr. Chen.

(h)	A structure chart setting out the ownership of each Obligor.

(i)	A copy of an up-to-date certificate of good standing in respect of the Parent, issued by the Registrar of Companies of the Cayman Islands.

2.	Finance Documents

Each of the following documents, duly executed by each party to it:

(a)	this Agreement;

(b)	each Transaction Security Document executed by the parties specified below opposite the relevant Transaction Security Document, together with all other documents required to be delivered under such Transaction Security Document upon signing of such Transaction Security Document:

	Name of party	Transaction Security Document	Governing law
(i)	Company	Charge over the IRA and the Disbursement Account	Hong Kong
(ii)	Company	Pledge of receivables of the Intercompany Loan Agreements (Company – WFOE)	PRC
(iii)	Parent and Company	Deed of subordination and assignment	Hong Kong
(iv)	Beijing ProjectCo	Mortgage over Beijing Property	PRC
(v)	Beijing ProjectCo	Mortgage over cabinets and other equipment on the Beijing Property	PRC
(vi)	Beijing ProjectCo	Pledge over receivables in respect of customer contracts relating to the managed hosting services provided by Beijing ProjectCo	PRC
(vii)	HoldCo	Pledge over receivables in respect of customer contracts relating to the managed hosting services provided by Beijing ProjectCo	PRC
(viii)	Shanghai ProjectCo	Mortgage over cabinets and other equipment on the Shanghai Property	PRC
(ix)	HoldCo	Pledge over receivables relating to the managed hosting services provided by Shanghai ProjectCo	PRC
(x)	HoldCo	Pledge over equity interests of Beijing ProjectCo	PRC
(xi)	HoldCo	Pledge over receivables in respect of the Intercompany Liabilities owing by any Project Co	PRC
(xii)	WFOE	Pledge over receivables in respect of the technical service framework agreement referred to in paragraph (i) of the definition of "VIE Document"	PRC

(c)	the Fee Letter referred to in Clause 10.1 (Arrangement fee);

(d)	the PRC Guarantee;

(e)	the PRC Subordination Agreement between HoldCo as subordinated creditor, the ProjectCos as subordinated debtors and the Security Agent; and

(f)	the Mr. Chen Undertaking.

3.	Legal opinions and reports

(a)	A legal opinion of Baker & McKenzie, legal advisers to the Finance Parties in Hong Kong, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Jingtian & Gongcheng LLP, legal advisers to the Finance Parties in the PRC, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Mourant Ozannes (Hong Kong) LLP, legal advisers to the Finance Parties in the Cayman Islands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal due diligence report of Zhong Lun Law Firm LLP, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)	A financial due diligence report of Ernst & Young, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Registration requirements

(a)	Evidence that each of the Transaction Security Documents referred to in paragraphs 2(b)(i) and 2(b)(ii) above has been submitted to the Companies Registry of Hong Kong for registration.

(b)	Evidence that:

(i)	the pledge over receivables by Beijing ProjectCo relating to the managed hosting services provided by Beijing ProjectCo;

(ii)	the pledge over receivables by HoldCo relating to the managed hosting services provided by Beijing ProjectCo;

(iii)	the pledge over receivables by HoldCo relating to the managed hosting services provided by Shanghai ProjectCo;

(iv)	the pledge over receivables by HoldCo in respect of the Intercompany Liabilities owing by any Project Co;

(v)	the pledge over receivables by WFOE in respect of the technical service framework agreement referred to in paragraph (i) of the definition of "VIE Document";

(vi)	the mortgage over the cabinets and other equipment on the Beijing Property by Beijing ProjectCo; and

(vii)	the mortgage over the cabinets and other equipment on the Shanghai Property by Shanghai ProjectCo,

have been registered with the Movable Asset Financing Registration System of Credit Reference Center of the People's Bank of China (中国人民银行征信中心动产融资统一登记公示系统).

(c)	Evidence that the initial application for registration with SAMR of the pledge over equity interests of Beijing ProjectCo has been submitted.

(d)	A certificate of Beijing ProjectCo (signed by a director):

(i)	confirming that:

(A)	Beijing ProjectCo has submitted an application for 北京经济技术开发区管理委员会's approval of the creation of Security under and the registration of the pledge over equity interests of Beijing ProjectCo; and

(B)	the application referred to in paragraph (A) above is being processed and has not been rejected by 北京经济技术开发区管理委员会 as at 19 January 2024; and

(ii)	enclosing a copy of the email from Beijing ProjectCo to 北京经济技术开发区管理委员会 submitting the application referred to in paragraph (i) above.

(e)	Evidence that the application referred to in paragraph 4(d) above is being processed and has not been rejected by 北京经济技术开发区管理委员会 as at 19 January 2024.

(f)	Evidence that the mortgage over the Beijing Property has been duly registered with the relevant real estate registration centre in Beijing.

(g)	A certified true copy of the register of mortgages and charges of the Parent updated to include the particulars of the Security created under the Transaction Security Documents to which it is a party.

5.	Other documents and evidence

(a)	Evidence that any process agent referred to in a Finance Document has accepted its appointment.

(b)	Evidence that each of the IRA and the Disbursement Account has been opened or will be opened on or prior to the first Utilisation Date.

(c)	Evidence that the initial Required IRA Balance has been or will be deposited in the IRA by the first Utilisation Date.

(d)	A certified copy of each of the following documents:

(i)	the IDC Licence (licence number B1-20202186) issued to Beijing ProjectCo on 8 July 2022;

(ii)	the IDC Licence (licence number B1-20202411) issued to Shanghai ProjectCo on 26 November 2021;

(iii)	the VIE Documents;

(iv)	the Intercompany Loan Agreements (Company – WFOE);

(v)	the Voting and Consortium Agreement;

(vi)	the Cash Pool Document; and

(vii)	the Transfer Pricing Policy.

(e)	The Initial Valuation of each Property.

(f)	Copies of the Insurances (other than business interruption insurances, third party liability and public liability insurances) in respect of the Beijing Property taken out by the members of the Group in compliance with Clause 21.5 (Insurances), and the receipts for the payment of premiums for the Insurances.

(g)	Evidence that:

(i)	the subscription by Success Flow International Investment Limited and Choice Faith Group Holdings Limited, and the issuance by the Parent to Success Flow International Investment Limited and Choice Faith Group Holdings Limited, of an aggregate of 650,424,192 class A ordinary shares of the Parent in the consideration of US$299,000,000 have been completed pursuant to the investment agreement dated 16 November 2023 between the Parent, Success Flow International Investment Limited and Choice Faith Group Holdings Limited; and

(ii)	Success Flow International Investment Limited has agreed to vote all the shares of the Parent held by it in accordance with any voting instructions provided by Mr. Chen, GenTao Capital Limited, Fast Horse Technology Limited, Sunrise Corporate Holding Ltd. and Personal Group Limited (except for certain reserved investor matters).

(h)	Evidence that an application to extend the expiry date of the SAFE registration of the loan(s) under each facility agreement referred to in paragraph (a) or (b) of the definition of "Intercompany Loan Agreement (Company – WFOE)" to a date which is no later than the date falling two years after the Termination Date has been duly submitted to SAFE.

(i)	Evidence showing the maximum amount payable by the Parent under the 2026 Convertible Notes on 1 February 2024.

(j)	Evidence that:

(i)	an aggregate amount of not less than US$575,000,000 has been or will be deposited into the SDHS Escrow Accounts by the first Utilisation Date;

(ii)	a representative designated by Success Flow International Investment Limited and Choice Faith Group Holdings Limited is appointed as an authorised signatory of the Parent whose signature is required for any instruction to withdraw or transfer any amount standing to the credit of each SDHS Escrow Account; and

(iii)	the aggregate of:

(C)	the US dollar equivalent amount of the proceeds of the Loans to be made by the first Utilisation Date; and

(D)	the other financial resources available to the Company and other members of the Group which are freely and immediately available to be applied in repurchase of the 2026 Convertible Notes,

is not less than the maximum amount payable by the Parent under the 2026 Convertible Notes on 1 February 2024;

(k)	The Funds Flow Statement in respect of the first Utilisation.

(l)	The agreed form of Operation Report of each ProjectCo.

(m)	The agreed form of Budget of each ProjectCo.

(n)	A schedule setting out (in reasonable details):

(i)	all the existing and new customer contracts in connection with any managed hosting service provided by any ProjectCo;

(ii)	all the bank accounts of each member of the Restricted Group;

(iii)	the Material Supply Contracts existing as at the date of this Agreement; and

(iv)	the Material Customer Contracts existing as at the date of this Agreement.

(o)	A copy of:

(i)	the Original Financial Statements;

(ii)	the unaudited consolidated financial statements of each of the Parent, the VIECo, HoldCo and the ProjectCos for the financial quarter ended on 30 September 2023; and

(iii)	the unaudited unconsolidated financial statements of each of the Company, WFOE, the VIECo, HoldCo and the ProjectCos for the financial quarter ended on 30 September 2023.

(p)	A certified copy of the title documents of the Beijing Property.

(q)	All documents and evidence as requested by any Finance Party which are required to enable it to conduct and complete any "know your customer" under applicable laws and regulations and/or for that Finance Party's client account opening requirements.

(r)	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(s)	Evidence that the fees, costs and expenses then due from the Company pursuant to this Agreement or any other Finance Document have been paid or will be paid by the first Utilisation Date.

Part II

Conditions Precedent to the First Utilisation under Facility B

1.	Shanghai ProjectCo

(a)	A copy of the constitutional documents of Shanghai ProjectCo.

(b)	A copy of a resolution of the board of directors of Shanghai ProjectCo:

(i)	approving the terms of, and the transactions contemplated by, the Shanghai Property Mortgage and resolving that it execute the Shanghai Property Mortgage;

(ii)	authorising a specified person or persons to execute the Shanghai Property Mortgage on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Shanghai Property Mortgage; and

(iv)	resolving that it is in the best interests of Shanghai ProjectCo to enter into the transactions contemplated by the Shanghai Property Mortgage.

(c)	A certificate of a director of Shanghai ProjectCo substantially in the form of Part 3 of this Schedule.

(d)	A copy of a resolution signed by all the holders of the issued shares in Shanghai ProjectCo, approving the terms of, and the transactions contemplated by, the Shanghai Property Mortgage.

(e)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

2.	Legal opinions

A legal opinion of Jingtian & Gongcheng, legal advisers to the Finance Parties in the PRC, substantially in the form distributed to the Original Lenders prior to signing the Shanghai Property Mortgage.

3.	Other documents and registration requirements

(a)	The Shanghai Property Mortgage duly executed by each party to it.

(b)	The pledge over equity interests of Shanghai ProjectCo duly executed by each party to it.

(c)	A certified copy of the title documents of the Shanghai Property.

(d)	Evidence that the Shanghai Property Mortgage has been duly registered with the relevant real estate registration centre in Shanghai.

(e)	Evidence that the pledge over equity interests of Shanghai ProjectCo has been duly registered with the SAMR.

(f)	Evidence that (to the extent that any of the existing registrations of the Transaction Security Documents referred to in paragraphs 4(b) to 4(f) of Part I of Schedule 2 (Conditions Precedent) needs to be amended or supplemented as a result of any Utilisation under Facility B) the registration of such amendment or supplement has been duly completed.

(g)	Copies of the Insurances (other than business interruption insurances, third party liability and public liability insurances) in respect of the Shanghai Property taken out by the members of the Group in compliance with Clause 21.5 (Insurances), and the receipts for the payment of premiums for the Insurances.

(h)	Evidence that all consents under any customer contract in connection with the managed hosting services provided by Shanghai ProjectCo necessary to enable Shanghai ProjectCo to enter into, exercise its rights and comply with its obligations in the Shanghai Property Mortgage have been obtained and are in force and effect.

Part III

Form of Director's Certificate

To:	CNCB (Hong Kong) Investment Limited, as Facility Agent

and to each Finance Party

Date:       [insert date]

VNET Group Limited (世紀互聯集團有限公司) – CNH200,000,000 Term Facility Agreement (with Increase Option) dated [●] (the "Facility Agreement")

I refer to the Facility Agreement. Terms defined in the Facility Agreement have, unless defined in this certificate, the same meaning when used in this certificate.

I am a director of [●] (the "Company"). I am authorised to give this certificate on behalf of the Company under the Facility Agreement and certify as follows:

1.	Each [original] and copy document delivered by the Company to the Facility Agent under Part I of Schedule 2 to the Facility Agreement (including the documents listed below and attached to this certificate) is true, complete and in full force and effect on the date of this certificate:

(a)	[the [certificate of registration] of the Company;

(b)	the [constitution] of the Company;

(c)	the [minutes of a meeting/resolutions in writing] of the board of directors of the Company [held/passed] on [●]][; and

(d)	shareholders resolutions passed by the Company on [●].]

2.	Neither the entry by the Company into the Finance Documents to which it is a party, nor the exercise of its rights or the performance of its obligations under those Finance Documents, will breach any borrowing, guarantee[, security] or similar limit or any other restriction binding on the Company under its [constitution].

3.	Each resolution [adopted at the meeting] referred to above is in full force and effect without modification.

4.	The resolutions constitute all corporate action necessary on the part of the Company to:

(a)	approve the terms of and transactions contemplated by the Finance Documents; and

(b)	authorise the signing of, any communications and/or other action under or in connection with, the Finance Documents.

5.	The following is a complete list of all persons who are directors of the Company as at the date of this certificate and who were directors on the date of the meeting referred to above.

[●]

6.	Each person listed below:

(a)	occupies the position stated against his name (and occupied that position on the date each Finance Document was signed by him);

(b)	is the person duly authorised in the minutes to sign the Finance Documents (and any other document in connection with the Finance Documents) on behalf of the Company; and

(c)	has his true signature appearing opposite his name.

Name	Position	Signature

7.	Unless we notify you to the contrary in writing, you may assume that this certificate remains true and correct up until the first Utilisation Date.

8.	At the date of this certificate, the Company is solvent.

For

[●]

Director:

Schedule 3
Requests

Part I
Form of Utilisation Request

From:	VNET GROUP LIMITED (世紀互聯集團有限公司)

To:	CNCB (Hong Kong) Investment Limited, as Facility Agent

Dated:     [insert date]

VNET Group Limited (世紀互聯集團有限公司) – CNH200,000,000 Term Facility Agreement (with Increase Option) dated [●] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Purpose of the Loan	[Facility A]/[Facility B]
Currency of Loan:	CNH
Amount:	[●] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be applied as follows:

[●]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for VNET Group Limited (世紀互聯集團有限公司)
By:
Name:
Title:

Schedule 4
Form of Transfer Certificate

To:	CNCB (Hong Kong) Investment Limited, as Facility Agent

VNET Group Limited (世紀互聯集團有限公司), as Company

rom:      [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:     [insert date]

VNET Group Limited (世紀互聯集團有限公司) – CNH200,000,000 Term Facility Agreement (with Increase Option) dated [●] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 23.5 (Procedure for transfer) of the Facility Agreement, all of the Existing Lender's rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Facility Agreement are set out in the Schedule.

3.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

4.	The New Lender confirms that it is a "New Lender" within the meaning of Clause 23.1 (Assignments and transfers by the Lenders) of the Facility Agreement.

5.	[The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.]

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by the laws of Hong Kong.

8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

[Facility Agent]

By:

Note:	It is the New Lender's responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

Schedule 5
Form of Assignment Agreement

To:	CNCB (Hong Kong) Investment Limited, as Facility Agent

VNET Group Limited (世紀互聯集團有限公司), as Company

From:     [The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:    [insert date]

VNET Group Limited (世紀互聯集團有限公司) – CNH200,000,000 Term Facility Agreement (with Increase Option) dated [●] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is an Assignment Agreement. Terms defined in the Facility Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment) of the Facility Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender's Commitment(s) and participations in Loans under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date the New Lender becomes party to the relevant Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) of the Facility Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Assignment Agreement or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

7.	The New Lender confirms that it is a "New Lender" within the meaning of Clause 23.1 (Assignments and transfers by the Lenders) of the Facility Agreement.

8.	[The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.]

9.	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company) of the Facility Agreement, to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

11.	This Assignment Agreement is governed by the laws of Hong Kong.

12.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender's interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender's Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule
Rights to be assigned and obligations to be releaseD and undertaken

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [●].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Agent]

By:

Note:	It is the New Lender's responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the assignment/release/assumption of obligations contemplated in this Assignment Agreement or to give the New Lender full enjoyment of all the Finance Documents.

Schedule 6
Form of Increase Confirmation

To:	CNCB (Hong Kong) Investment Limited, as Facility Agent

VNET Group Limited (世紀互聯集團有限公司), as Company

From:     [The Increase Lender] (the "Increase Lender")

Dated:

VNET Group Limited (世紀互聯集團有限公司) – CNH200,000,000 Term Facility Agreement (with Increase Option) dated [●] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is an Increase Confirmation. Terms defined in the Facility Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The address, fax number and attention details for notices of the Increase Lender for the purposes of Clause 31.2 (Addresses) of the Facility Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges:

(a)	the limitations on the Increase Lender's obligations set out in paragraph (d) of Clause 2.2 (Increase) of the Facility Agreement; and

(b)	that it is the responsibility of the Increase Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Increase Confirmation or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

8.	The New Lender confirms that it is not an Obligor or an Affiliate of an Obligor.

9.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

10.	This Increase Confirmation is governed by Hong Kong law.

11.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

The Schedule
RELEVANT Commitment/rights and obligations to be ASSUMED BY THE INCREASE LENDER

Commitment assumed under Facility [A] / [B]

Available Commitment amount:	[●]

Administration particulars:

New Lender's receiving account:	[●]
Address:	[●]
Telephone:	[●]
Facsimile:	[●]
Email:	[●]
Attn/Ref:	[●]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Facility Agent and the Company and the Increase Date is confirmed as [●].

CNCB (Hong Kong) Investment Limited

By:

VNET Group Limited (世紀互聯集團有限公司)

By:

Schedule 7
Form of Compliance Certificate

To:	CNCB (Hong Kong) Investment Limited, as Facility Agent

From:	VNET Group, Inc.

Dated:     [insert date]

VNET Group Limited (世紀互聯集團有限公司) – CNH200,000,000 Term Facility Agreement (with Increase Option) dated [●] (the "Facility Agreement")

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	the LTV Ratio as at [●] is [●] which is [not] more than the Maximum LTV Ratio; and

(b)	the Net Operating Income in respect of the Calculation Period ended [●] is [●], which is [not] lower than 80% of the Net Operating Income of the corresponding period in the immediately preceding year.

3.	[We set out below calculations establishing the figures in paragraph 2 above:

[●].]

4.	[We confirm that as at [relevant testing date] [no Default is continuing]/[the following Default[s] [is/are] continuing and the following steps are being taken to remedy [it/them]:

[●]].]

Signed:

Director of VNET Group, Inc.

By:
Name:
Title:

Schedule 8
Timetables

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	10:00 a.m. on the date which is five Business Days before the Utilisation Date.

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation)	5:00 p.m. in Hong Kong on the later of: 1. the date which is two Business Day before the Utilisation Date; and 2. the date on which the Facility Agent receives the Utilisation Request.

Schedule 9
Existing Intercompany Liabilities

	Debtor	Creditor	Amount of Intercompany Liabilities	Nature of Intercompany Liabilities
1.	Company	Diyixian.com Limited	US$3,452.64	房租
2.	Company	Parent	US$1,806,306,999.00	内部结算和资金调拨
3.	Shanghai ProjectCo	HoldCo	RMB239,448,952.84	内部结算和资金调拨
4.	Shanghai ProjectCo	HoldCo's Hangzhou branch	RMB16,821.10	内部结算
5.	Shanghai ProjectCo	嘉兴世纪互联信息技术有限公司	RMB252,373.62	内部结算
6.	Shanghai ProjectCo	江苏世纪互联宽带数据中心有限公司	RMB122,662.85	内部结算
7.	Shanghai ProjectCo	上海世联科技有限公司	RMB327,779.95	内部结算
8.	Beijing ProjectCo	HoldCo	RMB67,788,703.11	内部结算和资金调拨
9.	Beijing ProjectCo	嘉兴世纪互联信息技术有限公司	RMB525,266.35	内部结算

Execution

Company VNET GROUP LIMITED (世紀互聯集團有限公司)

By:	/s/ Qiyu Wang
Attn:	王琪宇

Address:	Guanjie Building, Southeast 1st Floor 10# Jiuxianqiao East Road Chaoyang District, Beijing, 100016 People's Republic of China

E-mail address:	wang.qiyu3@vnet.com

CNCB / VNET – Facility Agreement

Parent VNET GROUP, INC.

By:	/s/ Qiyu Wang
Attn:	王琪宇

Address:	Guanjie Building, Southeast 1st Floor 10# Jiuxianqiao East Road Chaoyang District, Beijing, 100016 People's Republic of China

E-mail address:	wang.qiyu3@vnet.com

CNCB / VNET – Facility Agreement

Arranger CNCB (HONG KONG) INVESTMENT LIMITED

By:	/s/ Zhengyu Chen
Attn:	Qi Fei / Jessica Lee / Legal Team
Address:	10/F, AIA Central, Connaught Road Central, Hong Kong
Fax Number:	(852) 2801 7399
E-mail address:	qifei@cncbinvestment.com / jessica.lee@cncbinvestment.com / legal@cncbinvestment.com

Original Lender CNCB (HONG KONG) INVESTMENT LIMITED

By:	/s/ Zhengyu Chen
Attn:	Qi Fei / Jessica Lee / Legal Team
Address:	10/F, AIA Central, Connaught Road Central, Hong Kong
Fax Number:	(852) 2801 7399
E-mail address:	qifei@cncbinvestment.com / jessica.lee@cncbinvestment.com / legal@cncbinvestment.com

CNCB / VNET – Facility Agreement

Facility Agent CNCB (HONG KONG) INVESTMENT LIMITED

By:	/s/ Zhengyu Chen
Attn:	Qi Fei / Jessica Lee / Legal Team
Address:	10/F, AIA Central, Connaught Road Central, Hong Kong
Fax Number:	(852) 2801 7399
E-mail address:	qifei@cncbinvestment.com / jessica.lee@cncbinvestment.com / Legal@cncbinvestment.com

Security Agent CNCB (HONG KONG) INVESTMENT LIMITED

By:	/s/ Zhengyu Chen
Attn:	Qi Fei / Jessica Lee / Legal Team
Address:	10/F, AIA Central, Connaught Road Central, Hong Kong
Fax Number:	(852) 2801 7399
E-mail address:	qifei@cncbinvestment.com / jessica.lee@cncbinvestment.com / Legal@cncbinvestment.com

CNCB / VNET – Facility Agreement